UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Applied Materials, Inc.

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Michael R. Splinter CHAIRMAN OF THE BOARD OF DIRECTORS PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 23, 2012

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2012 Annual Meeting of Stockholders, which will be held at our Singapore offices at Eight Upper Changi Road North, Singapore 506906 on Tuesday, March 6, 2012 at 8:00 a.m. Singapore time (Monday, March 5, 2012 at 4:00 p.m. Pacific Standard Time). A live audio webcast of the Annual Meeting will be available on our website at http://investors.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to: elect eleven directors; approve the amended and restated Employee Stock Incentive Plan; approve the amended and restated Senior Executive Bonus Plan; approve, on an advisory basis, the compensation of our named executive officers; and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting can be found in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

We are continuing to provide these proxy materials to stockholders primarily over the Internet rather than in paper form. This method of delivery offers our stockholders expedited and convenient access to the information they need, lowers the costs of printing and delivering proxy materials, and helps to conserve natural resources.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to review carefully the proxy materials and to vote: FOR each of the director nominees; FOR the approval of the amended and restated Employee Stock Incentive Plan; FOR the approval of the amended and restated Senior Executive Bonus Plan; FOR the approval, on an advisory basis, of the compensation of our named executive officers; and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Thank you for your attention to these important matters and for your continued support of and interest in Applied Materials.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 6, 2012

at 8:00 a.m. Singapore Time

The 2012 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 6, 2012 at 8:00 a.m. local time at our Singapore offices at Eight Upper Changi Road North, Singapore 506906 to conduct the following items of business:

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve the amended and restated Employee Stock Incentive Plan.

3.	To approve the amended and restated Senior Executive Bonus Plan.

4.	To approve, on an advisory basis, the compensation of our named executive officers.

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

6.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Stockholders of record who owned shares of Applied Materials common stock at the close of business on January 11, 2012 are entitled to receive notice of, attend and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location in our Singapore offices at Eight Upper Changi Road North, Singapore 506906. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only by telephone or via the Internet. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. Your vote must be received by 11:59 p.m. Eastern Standard Time on Sunday, March 4, 2012. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors

Joseph J. Sweeney Corporate Secretary

Santa Clara, California

January 23, 2012

PROXY STATEMENT

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2012 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary is designed as an aid and does not contain all of the information that you should consider in deciding how to vote. You should read the entire Proxy Statement carefully before voting. These proxy materials are first being provided on or about January 23, 2012 to all stockholders of record as of January 11, 2012.

Annual Meeting of Stockholders

• Date and Time	March 6, 2012, 8:00 a.m. Singapore time

• Place	Applied Materials’ Singapore Offices Eight Upper Changi Road North Singapore 506906

• Record Date	January 11, 2012

• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Attendance	Stockholders and their duly appointed proxies may attend the meeting.

Proposals and Voting Recommendations

Proposal	Board Recommendation	Page

1. Election of eleven directors	FOR EACH NOMINEE	5

2. Approval of the amended and restated Employee Stock Incentive Plan	FOR	20

3. Approval of the amended and restated Senior Executive Bonus Plan	FOR	32

4. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	35

5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012	FOR	37

Proposal 1—Election of Directors

The first proposal is to elect eleven directors. The following table provides summary information about each director nominee.

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	61	Chairman, President, and Chief Executive Officer of Applied Materials, Inc.	2003
Aart J. de Geus	57	Chairman and Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	61	Vice President for Research at the University of Michigan	2008
Thomas J. Iannotti	55	Retired Senior Vice President and General Manager, Enterprise Services for Hewlett-Packard Company	2005
Susan M. James	65	Retired Partner of Ernst & Young LLP	2009

Alexander A. Karsner	44	Chief Executive Officer of Manifest Energy LLC	2008

Gerhard H. Parker	68	Retired Executive Vice President, New Business Group of Intel Corporation	2002
Dennis D. Powell	64	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	67	Retired Chairman, President and Chief Executive Officer of Xilinx, Inc.	2004
James E. Rogers	64	Chairman, President and Chief Executive Officer of Duke Energy Corporation	2008
Robert H. Swan	51	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Proposal 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Proposal 2—Approval of Amended and Restated Employee Stock Incentive Plan

We are asking our stockholders to approve the amended and restated Employee Stock Incentive Plan. The Board believes that this broad-based equity compensation program is an essential incentive and retention tool that closely aligns the interests of our employees with those of our stockholders. The Employee Stock Incentive Plan, as amended, is designed to help us continue to attract, retain and motivate people whose skills and performance are critical to our success.

Additional information about the proposed changes to the Employee Stock Incentive Plan appears under the section entitled “Proposal 2—Approval of Amended and Restated Employee Stock Incentive Plan.”

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Employee Stock Incentive Plan.

Proposal 3—Approval of Amended and Restated Senior Executive Bonus Plan

We are asking our stockholders to approve the amended and restated Senior Executive Bonus Plan. The purpose of the Senior Executive Bonus Plan is to motivate key executives to achieve Applied’s strategic and financial goals by paying awards only after achievement of specified performance goals set at the beginning of the year. We are required to periodically resubmit the plan for stockholder approval so that the plan may continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. This qualification allows Applied to be eligible for a federal income tax deduction for this compensation.

Additional information about the proposed changes to the Senior Executive Bonus Plan appears under the section entitled “Proposal 3—Approval of Amended and Restated Senior Executive Bonus Plan.”

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Senior Executive Bonus Plan.

Proposal 4—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Our Board of Directors believes that our compensation policies and practices are effective in rewarding our executive officers for the achievement of short-term and long-term goals that enhance stockholder value and aligning our executives’ interests with those of our stockholders. Information on the compensation of our named executive officers is summarized below and described in detail in the Compensation Discussion and Analysis section, the Summary Compensation Table and other tables and disclosures contained in this Proxy Statement.

Additional information about the approval of the compensation of our named executive officers appears under the section entitled “Proposal 4—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.”

The Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers.

Proposal 5—Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be our independent registered public accounting firm for the 2012 fiscal year.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Proposal 5—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Fiscal 2011 Financial Highlights

In fiscal 2011, Applied achieved a number of milestones while navigating through a challenging macroeconomic environment and rapidly-changing industry conditions. Fiscal 2011 results were driven by strength across our markets during the first half of the year, although these markets came under pressure from deteriorating global economic conditions in the second half of the year. We achieved record net sales, record earnings per share, and record operating cash flow in fiscal 2011, while new orders declined from last year.

Shortly after the close of fiscal 2011, we completed our acquisition of Varian Semiconductor Equipment Associates, Inc., the technology leader in ion implantation, making Applied the industry leader in transistor technologies and enhancing our ability to partner with customers to find innovative solutions for smaller, faster, and more power-efficient semiconductor devices.

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Fiscal 2011 Compensation Summary

We continued to focus on our pay for performance policy and took into account the positive year-over-year performance in making compensation decisions for fiscal 2011. We did not increase base salaries for our named executive officers; we paid bonuses for achieving high levels of adjusted operating profit and adjusted earnings per share and for achieving other performance goals; and we granted equity awards that are 100% performance-based and eligible to vest only if Applied achieves positive adjusted operating profit margin that compares favorably with our peer group.

The following table summarizes the compensation of our named executive officers for fiscal 2011, as determined in accordance with Securities and Exchange Commission rules.

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael R. Splinter	980,000	5,543,000	3,020,000	12,333	9,555,333
Chairman of the Board, President and Chief Executive Officer
George S. Davis	575,000	3,080,000	1,250,000	12,154	4,917,154
Executive Vice President, Chief Financial Officer
Mark R. Pinto	575,000	3,080,000	1,250,000	33,418	4,938,418
Executive Vice President, General Manager Energy and Environmental Solutions
Randhir Thakur	575,000	3,080,000	1,150,000	13,029	4,818,029
Executive Vice President, General Manager Silicon Systems Group
Joseph G. Flanagan	500,000	2,156,000	900,000	733,867	4,289,867
Senior Vice President of Worldwide Operations and Supply Chain

2013 Annual Meeting

•	Stockholder proposals submitted for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders must be received at our offices on or before September 25, 2012.

•

Notice of stockholder proposals for our 2013 Annual Meeting of Stockholders that are not intended to be included in our proxy statement for that meeting must be provided to us no earlier than November 21, 2012 and no later than December 21, 2012.

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2012 Annual Meeting of Stockholders to be held at 8:00 a.m. Singapore time on Tuesday, March 6, 2012, at our Singapore offices at Eight Upper Changi Road North, Singapore 506906.

This Proxy Statement contains important information regarding Applied Materials’ 2012 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. These proxy materials are being provided on or about January 23, 2012 to all stockholders of record of Applied as of January 11, 2012, the record date for the Annual Meeting. Stockholders of record who owned Applied common stock at the close of business on January 11, 2012 are entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were 1,294,293,003 shares of Applied common stock outstanding.

Webcast of the Annual Meeting	The Annual Meeting will be webcast. A live audio webcast of the Annual Meeting will be available on our website at http://investors.appliedmaterials.com on Tuesday, March 6, 2012 at 8:00 a.m. Singapore time (Monday, March 5, 2012 at 4:00 p.m. Pacific Standard Time). A replay of the webcast will be available on our website through April 6, 2012.

Voting Procedures	As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are summarized in the section entitled “2012 Proxy Statement Summary” above and fully set forth in this Proxy Statement. Each share of Applied common stock that you owned as of the record date entitles you to one vote on each proposal presented at the Annual Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Annual Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Standard Time, on Sunday, March 4, 2012. This voting deadline is earlier than in previous years because of the difference in time zones between the United States and Singapore, where the Annual Meeting is being held this year.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone or over the Internet.    To vote by telephone or over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters, as described below under the section entitled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you must:

•  enter a new vote by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on March 4, 2012; or

•  sign and return another proxy card by 11:59 p.m. Eastern Standard Time on March 4, 2012; or

•  provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Joseph J. Sweeney, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054 by 11:59 p.m. Eastern Standard Time on March 4, 2012; or

•  attend the Annual Meeting and vote in person.

Quorum Requirement	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

Proposal 1—Election of Directors.    Each share of Applied common stock is entitled to one vote on each of the eleven director nominees. Pursuant to our Bylaws, to be elected, a director nominee must receive a majority of the votes cast, meaning the number of votes “for” a director nominee must exceed the number of votes “against” that nominee. There is no cumulative voting with respect to the election of directors.

Proposal 2—Approval of Amended and Restated Employee Stock Incentive Plan.    Approval of the amended and restated Employee Stock Incentive Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Proposal 3—Approval of Amended and Restated Senior Executive Bonus Plan.    Approval of the amended and restated Senior Executive Bonus Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Proposal 4—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.    Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Proposal 5—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Voting Instructions

If you are a stockholder of record and return a proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

• “FOR” each of the eleven named nominees for directors;

• “FOR” the approval of the amended and restated Employee Stock Incentive Plan;

• “FOR” the approval of the amended and restated Senior Executive Bonus Plan;

• “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

• “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the persons named as proxies.

Abstentions and Broker Non-Votes

A vote to “abstain” on any of the proposals included in this Proxy Statement, except for Proposal 1—Election of Directors, will have the same effect as a vote against the proposal. Abstentions will not have an effect on the election of any director nominee.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on these proposals. Broker non-votes will not have an effect on the election of any director nominee.

Voting Confidentiality	Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Voting results will be announced at the Annual Meeting and will be posted shortly after the Annual Meeting on our website at www.appliedmaterials.com and remain available there through April 6, 2012. Voting results will also be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. You may access the voting results by:

• visiting our website at www.appliedmaterials.com;

• contacting our Investor Relations department, toll-free, at 1-800-882-0373; or • viewing the Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2012 Annual Meeting of Stockholders

In accordance with SEC rules, we are continuing to furnish proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 23, 2012, we mailed to our stockholders (other than those who had previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees and conserve natural resources, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Proxy Solicitation Costs	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has eleven directors. Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, each of the current directors has been nominated by the Board for election at the Annual Meeting and has decided to stand for election. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. If any of the nominees listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Each director elected at the Annual Meeting will serve until Applied’s 2013 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

Majority Voting Standard

Under Applied’s Bylaws, in order to be elected, a nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections, which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation. This policy is discussed further under the section entitled “Corporate Governance—Majority Voting and Resignation Policies.”

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	61	Chairman, President, and Chief Executive Officer of Applied Materials, Inc.	2003
Aart J. de Geus	57	Chairman and Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	61	Vice President for Research at the University of Michigan	2008
Thomas J. Iannotti	55	Retired Senior Vice President and General Manager, Enterprise Services for Hewlett-Packard Company	2005
Susan M. James	65	Retired Partner of Ernst & Young LLP	2009

Alexander A. Karsner	44	Chief Executive Officer of Manifest Energy LLC	2008

Gerhard H. Parker	68	Retired Executive Vice President, New Business Group of Intel Corporation	2002
Dennis D. Powell	64	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	67	Retired Chairman, President, and Chief Executive Officer of Xilinx, Inc.	2004
James E. Rogers	64	Chairman, President, and Chief Executive Officer of Duke Energy Corporation	2008
Robert H. Swan	51	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

There is no family relationship among any of the nominees, directors and/or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about Applied’s directors, including each of the director nominees, is provided below.

The Board unanimously recommends that you vote “FOR” each nominee.

Directors

Michael R. Splinter has been President and Chief Executive Officer of Applied since April 2003 and Chairman of the Board of Directors since March 2009. Prior to joining Applied, Mr. Splinter was at Intel Corporation, a manufacturer of chips and computer, networking and communications products, for 20 years. While at Intel, he held a number of executive positions, including Executive Vice President and Director of Sales and Marketing and Executive Vice President and General Manager of the Technology and Manufacturing Group. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

With over 35 years of experience in the technology/information sector, Mr. Splinter brings his leadership and extensive global business, operating, marketing and industry experience to the Board. As Applied’s Chief Executive Officer, he also brings to the Board his strategic vision for the Company, proven management experience and in-depth understanding of complex industry and global challenges and opportunities, creating a vital link that enables the Board to perform its oversight function with the benefit of management’s key perspectives. Mr. Splinter’s service on the board of The NASDAQ OMX Group provides him with a solid understanding of the importance of good corporate governance and broad exposure to a wide range of issues facing companies in diverse industries.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Dr. de Geus has experience growing Synopsys, which he co-founded in 1986, from a start-up to a well-established publicly-traded company. His over-25 years of executive and technological leadership provide the Board with important perspectives on navigating a company through various stages of growth, as well as innovation, management development, and global challenges and opportunities.

Stephen R. Forrest has served as Vice President for Research at the University of Michigan since January 2006, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. Dr. Forrest leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

As a distinguished academic leader, Dr. Forrest brings to the Board his extensive knowledge of semiconductor and alternative energy technologies and experience with research and development portfolio management, government policy, technology licensing, and product commercialization. He also has unique insights from his experience with cross-functional endeavors on how to achieve economic transformation through technology. Dr. Forrest has worked closely with industry, government, entrepreneurs, and community leaders to develop businesses focused on alternative energy and other technologies to diversify a state’s economy and increase global competitiveness.

Thomas J. Iannotti served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including most recently as Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation.

Mr. Iannotti has broad and deep industry and technology knowledge, leadership skills and broad-based expertise from his various executive positions at several publicly-traded technology companies for over 30 years, including in his recent senior management role at Hewlett-Packard. Mr. Iannotti’s experience with service management on a global, regional, and country level, including in Asia and Europe, provides a valuable perspective to the Board.

Susan M. James served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 2006. Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant (inactive) and member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Ms. James brings to the Board her extensive financial and accounting expertise, demonstrated leadership capability and broad experience with global technology companies from her 35-year career at Ernst & Young. Ms. James’ experience as an independent auditor has provided her with a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures. In addition, as the current Chair of the audit committees of Coherent and Yahoo!, Ms. James brings leadership experience and a valuable perspective to her service as a member of Applied’s Audit Committee.

Alexander A. Karsner has served as Chief Executive Officer of Manifest Energy LLC, a clean energy infrastructure development and finance company, since July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner currently serves as a member of the board of directors of Codexis, Inc.

Mr. Karsner brings to the Board experience in, and knowledge of, the energy industry and related public policies. Specifically, Mr. Karsner’s leadership in renewable energy policy, technologies and commercialization, and his expertise in domestic and international energy markets, have enhanced the Board’s perspectives on innovation, strategy, and market diversification. His service on the board of directors of Codexis has further increased Mr. Karsner’s understanding of issues related to clean energy and alternative technologies.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker currently serves as a member of the boards of directors of FEI Company and Lattice Semiconductor Corporation.

Dr. Parker brings to the Board extensive manufacturing, engineering, operational, and strategic experience. In addition, Dr. Parker’s long experience as a senior executive who managed new businesses, worldwide manufacturing, and technology development at Intel contributes to the Board’s ability to oversee these areas at Applied. Dr. Parker’s service on the boards of FEI and Lattice Semiconductor, including his position as Chairman of the Board of FEI, brings to the Board additional expertise on strategy, global challenges and opportunities, and board leadership.

Dennis D. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008, and in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. Since joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP, an accounting firm, for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the board of directors of Intuit, Inc. and VMware, Inc.

Mr. Powell brings to the Board substantial financial and accounting expertise and executive management experience acquired in the course of managing financial strategy and operations as the Chief Financial Officer of Cisco, and working as an independent auditor at Coopers & Lybrand for 26 years. Mr. Powell’s current service as a director and member of the audit committees of Intuit and VMware broadens his insights on corporate governance and enhances his perspective as Chair of Applied’s Audit Committee.

Willem P. Roelandts served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and as a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts currently serves as a director of Aruba Networks, Inc. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

Mr. Roelandts has significant expertise with strategic and line management, engineering innovation, market diversification, and executive development, having been the President, Chief Executive Officer and a director of Xilinx for 13 years, and serving in various executive positions at Hewlett-Packard for almost 30 years. This extensive executive management and operational experience on a global basis has given him a deep understanding of what produces success at companies that are driven by innovation, research, and development, which provides a valuable perspective to our Board. His current service as a director and member of the compensation committee of Aruba Networks further enhances his perspective.

James E. Rogers has served as Chairman since 2007, and President, Chief Executive Officer and a member of the Board of Directors since 2006, of Duke Energy Corporation, an electric power company that supplies and delivers electricity and natural gas service. Mr. Rogers was Chairman and Chief Executive Officer of Cinergy Corp., a provider of electric and gas service, from 1994 until its merger with Duke Energy in 2006. He was Chairman, President and Chief Executive Officer of PSI Energy, Inc., a provider of electric and gas service, from 1988 until 1994. Mr. Rogers served as a director of Fifth Third Bancorp from 1995 to 2009 and currently serves as a director of CIGNA Corporation.

Mr. Rogers brings to the Board his substantial global and leadership experience, as well as broad knowledge and experience in the energy field, from his more than 20 years as the chief executive officer of utility companies, including as the current Chairman, President and Chief Executive Officer of Duke Energy, which operates in the highly-regulated energy industry. In addition, Mr. Rogers’ current service as Chair of the compensation committee of CIGNA, as well as his past service on other companies’ compensation committees, contributes to his role as a member of Applied’s Human Resources and Compensation Committee.

Robert H. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, since March 2006. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation, a technology services company. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc., a global manufacturing and service company, from 2001 to 2002 and held various executive positions at Webvan Group, Inc., an online grocery delivery service, from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles.

Mr. Swan has significant financial expertise and global financial management experience from his many years of managing finance organizations as the current Chief Financial Officer of eBay and in his prior positions at large, global public companies. In addition, Mr. Swan has substantial management and leadership skills in his role at eBay, where he is responsible for all aspects of eBay’s finance function, including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations. His financial expertise and management and leadership skills are valuable to the Board and to the Audit Committee, of which he is a member.

Chairman Emeritus

James C. Morgan has served as Applied’s Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan is invited to attend Board and committee meetings, but he does not have voting rights and does not receive any retainer or meeting fees.

Corporate Governance

Corporate Governance Guidelines.    Applied’s Corporate Governance Guidelines describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at www.appliedmaterials.com/investors/corporate-governance.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other things, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of the Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors;

•

the independent directors shall meet in executive sessions without the presence of the non-independent director(s) or members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate; and

•

a nominee for director must tender a resignation to the Board if he or she does not receive the affirmative vote of a majority of the votes cast with respect to such nominee in an uncontested election.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments and may modify the Corporate Governance Guidelines from time to time as it deems appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse (functional, cultural and geographic) perspectives that is effective for the Board. Every effort is made to complement and supplement the skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of Stockholders. Directors added to the Board to fill vacancies are generally recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations of director candidates from other sources. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to establish a diversity of background and experience in a number of areas of core competency, including: business judgment; management; accounting and finance; knowledge of the industries (including technologies and markets) in which the Company operates; understanding of manufacturing and services; leadership; strategic vision; knowledge of international markets; marketing; crisis/risk management; research and development; government; and other areas relevant to the Company’s business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee, or a screening committee of the Board, evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

Majority Voting and Resignation Policies.    Under Applied’s Bylaws, in order to be elected, a director nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections, meaning the number of votes “for” a director nominee must exceed the number of votes “against” that nominee. The Corporate Governance Guidelines include a resignation policy for directors that states that in the event an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation after certification of the stockholder vote. The Corporate Governance and Nominating Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders an offer of resignation under this policy may participate in the vote on the Corporate Governance and Nominating Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting an offer to resign.

The Corporate Governance Guidelines also include a policy that upon a change in a director’s principal occupation or retirement, he or she is expected to offer to resign. The Corporate Governance and Nominating Committee will review the appropriateness of the director’s continued Board membership and recommend to the Board the action to be taken. In accordance with this policy, following his retirement from his position as Senior Vice President and General Manager, Enterprise Services at Hewlett-Packard Company, Mr. Iannotti offered to resign from the Board. The Corporate Governance and Nominating Committee reviewed the appropriateness of Mr. Iannotti’s continued service on the Board and recommended to the Board that Mr. Iannotti continue to serve on the Board of Directors. The Board requested that Mr. Iannotti remain on the Board, and he agreed.

Standards of Business Conduct.    For many years, Applied has had Standards of Business Conduct that embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate-governance/standards.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $325,000. Applied’s Chief Executive Officer and Chairman of the Board should maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. Our named executive officers other than the Chief Executive Officer should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In determining whether the required investment levels have been met, shares are valued using the closing price of Applied stock on the date(s) acquired. In each case and unless an exception is made by the Board’s Human Resources and Compensation Committee, such investment levels should be achieved no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board.

Director Independence

Applied has adopted standards for director independence that correspond to Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years. In addition, to be considered “independent” under SEC rules, each member of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from Applied, other than compensation for his or her services as a director.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Mr. Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Splinter does not meet the independence standards because he is an employee of Applied.

In addition, the Board has also determined that:

•

all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules, and

•

none of the members of the Audit Committee directly or indirectly received compensation from Applied other than their compensation as directors and therefore they meet the additional independence requirements for Audit Committee members.

Board Leadership Structure

Under our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board’s assessment of its leadership from time to time. The Board believes that, at this time, it is in the best interests of Applied and its stockholders for Mr. Splinter to serve as the Chairman and Chief Executive Officer, and for Mr. Roelandts, an independent director, to serve as Lead Independent Director. Mr. Splinter does not serve on any committees of the Board.

Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction for Applied, allowing for operational effectiveness and efficiencies that facilitate the implementation of strategic initiatives and business plans to optimize stockholder value. Mr. Splinter’s industry and management experience enables him to understand the priorities and perspectives of Applied’s customers, suppliers and workforce, as well as the competitive landscape. In addition, Mr. Splinter has a strategic vision for Applied and an understanding of the complex industry and global challenges and opportunities, creating a vital link that enables the Board to perform its oversight function with the benefit of management’s key perspectives.

The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the Lead Independent Director, provide an appropriate balance in Applied’s leadership. The Lead Independent Director helps ensure a strong, independent and active Board. The Lead Independent Director presides over executive sessions of independent directors without the presence of non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meetings and otherwise from time to time as deemed necessary or appropriate. The Lead Independent Director regularly communicates with other directors between scheduled Board meetings. The Lead Independent Director also has the authority to call meetings of the independent directors and is available for consultation or direct communication. The Board, including each of its committees, also has complete and open access to any member of management and the authority to retain independent advisors as the Board or such committees deem appropriate. In addition, all members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors, and the committee chairs have authority to hold executive sessions without management and non-independent directors present.

Board’s Role in Risk Oversight

Applied is subject to a variety of risks, which generally include any undesired event, circumstance or outcome that could affect Applied’s ability to achieve its objectives or adversely impact Applied’s business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable. Risks can be external, such as those arising from the macroeconomic or industry environment, government policies or regulations, competitors’ activities, and natural disasters. Alternatively, risks can arise as a result of the Company’s business and financial activities, operations or strategies.

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its stockholders, and other stakeholders.

Our Board of Directors is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, various committees of Applied’s Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the Internal Auditor and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks related to corporate governance matters, including director independence and board composition and organization.

Applied has implemented an enterprise risk management program for the purpose of providing an enterprise-wide perspective on the Company’s compliance, financial, operational, and strategic risks, with the objective of identifying and mitigating key risks. Our Audit Committee, which is responsible for overseeing this enterprise risk management program, reviews quarterly with management the activities under such program, including the identification of the major risks facing the Company. These identified risks are then reported to the Board, which in turn delegates oversight responsibility for them to the respective Board committee(s) in whose area of responsibility and expertise the risk falls.

Senior management and other employees report to the Board and relevant committees from time to time on risk-related issues. Our Chief Executive Officer and Chief Financial Officer report on certain risks and exposures relating to all or part of the Company; heads of our principal business units and other members of senior management report on the risks and exposures associated with their respective areas of responsibility; and the General Counsel reviews risks related to legal, compliance and regulatory matters. The full Board receives a comprehensive report prepared annually by the finance and legal organizations that identifies risk exposures and associated business processes to manage those risks. Applied’s management and other employees with responsibilities in a particular area review and contribute to sections of this report that relate to the risks and risk controls associated with that area. The Audit Committee reviews and discusses matters covered in this report.

Risk Assessment of Compensation Programs

Applied has determined that its compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, Applied’s management reviewed compensation policies, plans and practices that: covered the Company’s executive officers as well as the global employee population; were structured differently from those of other business units; or represented a significant portion of the Company’s compensation expense. Next, management assessed the following features of these policies, plans and practices: design, payment methodology, potential payment volatility, relationship to the Company’s financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management then reviewed with the Human Resources and Compensation Committee the findings of this assessment.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Moreover, Applied has in place various controls that mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Board and Committee Meetings

The Board met six times in fiscal 2011, during which each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time, except for Mr. Iannotti, attended Applied’s 2011 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, members of the Board also serve on one or more of the Strategy, Investment, and Stockholder Rights Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate-governance. The primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2011
Members: Susan M. James* Gerhard H. Parker¥ Dennis D. Powell*+ Robert H. Swan*

•     oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•     appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•     oversee Applied’s tax, legal, regulatory and ethical compliance

•     review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•     review and pre-approve audit and permissible non-audit services

•     prepare the Audit Committee Report to be included in Applied’s proxy statement for each Annual Meeting of Stockholders

•     review and approve related-person transactions for which approval is required by applicable law

•     oversee and review Applied’s ethics policies and procedures, including procedures for receiving, retaining and treating complaints or concerns

•     oversee financial-related risks and Applied’s enterprise risk management program

•     review annually the Audit Committee Charter

12

*	Audit Committee Financial Expert
¥	Ethics Ombudsman
+	Chair

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2011
Members: Aart J. de Geus Thomas J. Iannotti Alexander A. Karsner* Willem P. Roelandts+ James E. Rogers

•    oversee human resources programs, compensation and benefits matters

•    evaluate and oversee Applied’s primary strategies for employee and executive development

•    review matters relating to management succession and executive organization development

•    determine compensation policies applicable to Applied’s executive officers and all other employees

•    determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•    administer the Senior Executive Bonus Plan

•    oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•    adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•    review and approve any employment, severance and/or change-in-control arrangements for Applied’s executive officers

•    review and consider compensation policies and/or practices as they relate to risk management practices and/or risk-taking incentives

•    approve the compensation of the members of the Board

•    review and consult with Applied’s management regarding the Compensation Discussion and Analysis section, and recommend to the Board the inclusion of such section in Applied’s proxy statement for each Annual Meeting of Stockholders

•    prepare the Human Resources and Compensation Committee Report that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

•    in conjunction with the Corporate Governance and Nominating Committee, review the stock holdings of non-employee directors and executive officers relative to the Company’s stock ownership guidelines

•    review annually the Human Resources and Compensation Committee Charter

4

*	Appointed by the Board as a committee member on September 13, 2011
+	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2011
Members: Thomas J. Iannotti Susan M. James Dennis D. Powell Willem P. Roelandts+

•     oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board, its committees, and individual directors

•     identify qualified candidates for election to the Board

•     establish procedures for director candidate nomination and evaluation

•     monitor the independence of the Board

•     develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines

•     conduct a periodic review of Applied’s succession planning process and assist the Board in evaluating this process

•     review any proposals submitted by stockholders for action at the Annual Meeting of Stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal

•     review Applied’s corporate governance policies and recommend to the Board modifications to the policies as appropriate

•     consider director resignations and recommend appropriate action to the Board in accordance with Applied’s majority voting policy

•     in conjunction with the Human Resources and Compensation Committee, review the stock holdings of non-employee directors and executive officers relative to the Company’s stock ownership guidelines

•     review annually the Corporate Governance and Nominating Committee Charter

4

+	Chair and Lead Independent Director

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their service as directors. During fiscal 2011, Applied’s non-employee directors each received an annual retainer of $65,000, which was paid in quarterly installments, and $2,000 per meeting for attendance at Board committee meetings (but not for meetings of the full Board). Each non-employee director who serves for less than the full fiscal year receives a pro-rated amount of the annual retainer based on the portion of the fiscal year the director served. The Chair of the Audit Committee received an additional $20,000 per year. Chairs of the Corporate Governance and Nominating Committee and the Strategy Committee each received an additional $10,000 per year. The Chair of the Human Resources and Compensation Committee and the Lead Independent Director each received an additional $15,000 per year. In fiscal 2011, if a non-employee director held more than one committee chair position, or was the Lead Independent Director and a chair of a committee, he or she received only the annual retainer for the single, highest-paying position held. Beginning with fiscal 2012, a non-employee director will receive retainers for all committee chair and Lead Independent Director positions held by him or her, rather than receiving a retainer for only the single, highest-paying position.

Cash compensation for non-employee directors for fiscal 2011 is set forth in the table below.

Fiscal 2011
Annual Retainer (1)	$65,000

Annual Retainer for Committee Chairs and Lead Independent Director:
Audit Committee	$85,000
Corporate Governance and Nominating Committee	$75,000
Human Resources and Compensation Committee	$80,000
Strategy Committee	$75,000
Lead Independent Director	$80,000

Fee per Board Meeting Attended	$0

Fee per Committee Meeting Attended	$2,000

(1)	Applies to non-employee directors who are not the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, and/or (b) Lead Independent Director.

In addition to the retainer and meeting fees described above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their responsibilities.

Charitable Matching Contributions

Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $2,000 of a non-employee director’s donations to eligible non-profit and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

Equity Compensation

Non-Employee Director Share Purchase Plan. Under the Non-Employee Director Share Purchase Plan, Applied’s non-employee directors annually may elect to receive shares of Applied common stock in lieu of the retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash are converted into whole shares of Applied common stock based on 100% of the fair market value of a share on the day of the regularly-scheduled meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash are converted into whole shares of Applied common stock based on 100% of the fair market value of a share on the day of the committee meeting (or on the final day of a meeting that takes place over multiple days). The balance of any foregone retainer and/or meeting fees not payable in whole shares is paid in cash. Shares issued to participating directors under this plan are fully vested and taxable, and Applied does not discount the purchase price of the shares.

Performance Shares and Restricted Stock Units. Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan, which provides for automatic, non-discretionary grants of performance shares to each of Applied’s non-employee directors. During fiscal 2011, these grants were made in the form of performance shares. If the amended and restated Employee Stock Incentive Plan is approved by our stockholders at the Annual Meeting, these grants will be made in the form of restricted stock units (which for all material purposes essentially are identical to performance shares under the existing plan). The automatic, non-discretionary grants to each of Applied’s non-employee directors consist of:

•	a grant made on the day of each annual meeting of stockholders of a number of performance shares (restricted stock units if the amended and restated Employee Stock Incentive Plan is approved at the

Annual Meeting) (rounded down to the nearest whole share) equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant (“Annual Grant”); and

•

an initial grant of a number of performance shares (restricted stock units if the amended and restated Employee Stock Incentive Plan is approved at the Annual Meeting) (rounded down to the nearest whole share) made upon a non-employee director’s initial appointment or election to the Board equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant, pro-rated to reflect the period starting with the day of initial appointment or election and ending on the day of the next scheduled Annual Meeting of Stockholders (“Initial Grant”). A non-employee director who is initially appointed or elected to the Board on the day of an Annual Meeting of Stockholders will not receive an Initial Grant, but instead will receive the Annual Grant described above.

Grants of performance shares made to non-employee directors during fiscal 2011 were as follows:

•

an Annual Grant of 12,666 performance shares was made on March 8, 2011, the date of Applied’s 2011 Annual Meeting of Stockholders, to each of Messrs. Iannotti, Karsner, Powell, Roelandts, Rogers and Swan; Ms. James; and Drs. de Geus, Forrest and Parker.

The Human Resources and Compensation Committee of our Board may change the number of performance shares (restricted stock units if the amended and restated Employee Stock Incentive Plan is approved at the Annual Meeting) granted to non-employee directors under the Employee Stock Incentive Plan in the future. Under the current plan, performance shares granted to non-employee directors before fiscal 2009 and Initial Grants made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning one year after the date of grant, generally only if the non-employee director remains on the Board through the scheduled vesting date. Annual Grants made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning on March 1 of the year following the year of grant, generally only if the non-employee director remains on the Board through the scheduled vesting date.

The vesting of performance shares granted before fiscal 2009 will be accelerated in full upon a non-employee director’s death. The vesting of performance shares granted in fiscal 2009 or later will be continued or accelerated upon a non-employee director’s termination of service on the Board due to eligible retirement, disability or death. In addition, in order to encourage long-term ownership of Applied’s common stock, with respect to performance share grants made in 2009 or later, non-employee directors may elect, in advance, to defer the receipt of shares of Applied common stock they would otherwise receive upon vesting of the performance shares until their termination of service on the Board. Messrs. Rogers and Swan and Ms. James made such election to defer the receipt of the shares of Applied common stock they would otherwise receive upon vesting of the performance shares granted in fiscal 2011.

If the amended and restated Employee Stock Incentive Plan is approved by our stockholders at the Annual Meeting, future Initial and Annual Grants, including those made on the date of the Annual Meeting, will be scheduled to vest in full on the earlier of: March 1 of the year following the year of grant or the date of the next annual meeting of stockholders, generally only if the non-employee director remains on the Board through the scheduled vesting date. The vesting of these future Initial Grants and Annual Grants will be accelerated in full upon a non-employee director’s termination of service on the Board due to disability or death. In addition, upon a change of control of Applied, the vesting of each outstanding award held by a non-employee director that was granted on or after the date of the Annual Meeting will accelerate in full if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). The accelerated vesting described in the prior sentence will not apply if the applicable award agreement specifically states that it will not apply or if the non-employee director’s service on the Board is terminated due to his or her death or disability. Proposed changes to the vesting schedule of Initial and Annual Grants are described in more detail in “Proposal 2—Approval of Amended and Restated Employee Stock Incentive Plan.” The ability to defer receipt of the shares of Applied common stock that non-employee directors would otherwise receive upon vesting of the restricted stock units will remain in place under the amended and restated Employee Stock Incentive Plan.

The following table shows compensation information for Applied’s non-employee directors for fiscal 2011.

Director Compensation

For Fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Aart J. de Geus	93,000	190,243	—	—	—	—	283,243
Stephen R. Forrest	81,000	190,243	—	—	—	—	271,243
Thomas J. Iannotti	83,000	190,243	—	—	—	500	273,743
Susan M. James	99,000	190,243	—	—	—	2,000	291,243
Alexander A. Karsner	73,000	190,243	—	—	—	—	263,243
Gerhard H. Parker	105,000	190,243	—	—	—	—	295,243
Dennis D. Powell	129,000	190,243	—	—	—	—	319,243
Willem P. Roelandts	96,000	190,243	—	—	—	—	286,243
James E. Rogers	77,000	190,243	—	—	—	—	267,243
Robert H. Swan	105,000	190,243	—	—	—	—	295,243

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amount reported above in the “Stock Awards” column represents the aggregate grant date fair value of stock awards granted in fiscal 2011 (consisting of 12,666 performance shares granted to each director on March 8, 2011), as determined pursuant to FASB Accounting Standards Codification 718 (also referred to as “ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC on December 6, 2011.
(2)	Including the 12,666 performance shares granted to each director on March 8, 2011, the directors had the following outstanding performance shares at the end of fiscal 2011: each of Drs. de Geus and Parker and Messrs. Iannotti, Powell, Roelandts and Swan, 35,717 shares; each of Dr. Forrest and Messrs. Karsner and Rogers, 40,717 shares; and Ms. James, 27,755 shares. The performance shares shown for the following directors include shares that have vested in previous years and which, pursuant to such director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Board: each of Ms. James and Mr. Swan, 4,068 shares; each of Messrs. Powell and Roelandts, 10,845 shares; and Mr. Rogers, 14,913 shares.
(3)	The directors did not receive any new option grants during fiscal 2011. At the end of fiscal 2011, certain directors had outstanding options granted in previous years to purchase the following number of shares of Applied common stock: Mr. Iannotti, 70,000 shares; and each of Dr. Parker and Mr. Roelandts, 50,000 shares. At the end of fiscal 2011, Drs. de Geus and Forrest; Messrs. Karsner, Powell, Rogers and Swan; and Ms. James did not have any previously-granted option awards outstanding.
(4)	Amount shown for each director is The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit and educational organizations under The Applied Materials Foundation Matching Gift Program.

Applied’s Chairman of the Board, Mr. Splinter, is also Applied’s President and Chief Executive Officer, and therefore he did not receive any retainer or meeting fees, or any performance shares automatically granted to non-employee directors, in fiscal 2011. Fiscal 2011 compensation information for Mr. Splinter can be found in the Summary Compensation Table on page 66.

PROPOSAL 2—APPROVAL OF AMENDED AND RESTATED

EMPLOYEE STOCK INCENTIVE PLAN

Reason for the Amendment and Restatement

We are asking stockholders to approve the amended and restated Employee Stock Incentive Plan (the “Stock Plan”) so that we may continue to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards, as well as receive a federal income tax deduction for any compensation paid under the Stock Plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Human Resources and Compensation Committee (the “Committee”) of our Board of Directors has approved the amended and restated Stock Plan, subject to the approval of our stockholders at the Annual Meeting.

We strongly believe that the approval of the amended and restated Stock Plan is essential to our continued success. We use equity awards to motivate high levels of performance, and to align the interests of our employees and stockholders by giving employees the perspective of an owner with an equity stake in the Company. We believe that equity awards are a competitive necessity in the high-technology industry, and are essential to recruiting and retaining the highly qualified technical and other key employees who help the Company meet its goals, as well as rewarding and encouraging current employees. We believe that the ability to grant equity awards is important to Applied’s future success.

The Stock Plan is also designed to allow Applied to take a full federal income tax deduction for the compensation paid to our executive officers in connection with certain awards granted under the plan.

Changes in the Amended and Restated Stock Plan

The Stock Plan last was approved by stockholders at our 2007 Annual Meeting of Stockholders. The following is a summary of the material changes that are contained in the amended and restated Stock Plan as compared to the existing Stock Plan. Please also read the summary of the principal features of the amended and restated Stock Plan below.

•

Stockholders are being asked to approve adding 125,000,000 shares of our common stock to the pool of shares available for issuance under the Stock Plan. As of January 15, 2012, 73,473,915 shares remained available for grant under the existing Stock Plan. Therefore, the total number of shares that would be available under the amended and restated Stock Plan would be approximately 200,000,000.

•

If stockholders approve the amended and restated Stock Plan, our 2000 Global Equity Incentive Plan (the “2000 Plan”) will not be available for any future grants. As of January 15, 2012, the 2000 Plan had 76,177,648 shares available for grant. Also, any shares that otherwise would have returned to the 2000 Plan from any previously-granted awards that are cancelled or forfeited after the Annual Meeting will not be returned to the 2000 Plan.

•

Under the amended and restated Stock Plan, full value awards (specifically, awards of restricted stock units, restricted stock, performance shares and performance units) granted after the Annual Meeting will count against the number of shares available for issuance as two (2) shares for every one (1) share covered by a full value award, and awards of stock options or stock appreciation rights will count against the number of shares available for issuance as one (1) share for every one (1) share covered by such stock options or stock appreciation rights. This 2 to 1 ratio for full value awards, which is part of a fungible share design, will apply to the entire pool of shares available for issuance under the amended and restated Stock Plan. As a result of the 2 to 1 ratio, the issuance of new restricted stock units, restricted stock, performance shares and performance units will reduce the Stock Plan’s total share reserve at double the rate of issuance of stock options or stock appreciation rights, for which a 1 to 1 ratio applies. The 2 to 1 fungible share ratio under the amended and restated Stock Plan would replace the overall, fixed numerical limit of 90 million shares for all full value awards under the existing Stock Plan.

•

Any shares that return to the amended and restated Stock Plan from the cancellation or forfeiture of awards granted prior to the Annual Meeting (whether from full value awards, stock options or stock appreciation rights) will add to the share reserve of the plan on only a 1 for 1 basis. Any shares granted as full value awards after the Annual Meeting will reduce the amended and restated Stock Plan share reserve by a 2 to 1 ratio, as described above. Any shares granted as stock options or stock appreciation rights after the Annual Meeting will reduce the share reserve on a 1 for 1 basis.

•

Restricted stock units may be granted under the amended and restated Stock Plan. Restricted stock units are a type of award that is essentially identical, for all material purposes, to performance shares, which already are available for grant under the existing Stock Plan.

•

Restricted stock unit awards automatically granted to non-employee directors on or after the date of the Annual Meeting will vest in full on the earlier of March 1 of the year following the year of grant or the date immediately before the date of the next annual meeting, rather than 25% per year for four years. In addition, non-employee directors will be eligible to receive discretionary equity compensation awards under the amended and restated Stock Plan, in addition to the awards automatically granted to them.

•

Unless the Committee determines otherwise, equity compensation awards granted under the amended and restated Stock Plan on or after the date of the Annual Meeting will have “double-trigger” vesting acceleration in the event that, within 12 months following a change of control of Applied, the participant holding the award is terminated other than for “cause” or voluntarily terminates for “good reason” (as defined in the Stock Plan). The Committee already had the discretion to include similar vesting acceleration provisions in awards granted under the existing Stock Plan but these provisions now would be automatic, except if the applicable award agreement specifically states that it will not apply or the termination is due to death or disability.

•

Unless the Committee determines otherwise, awards granted to non-employee directors under the amended and restated Stock Plan on or after the date of the Annual Meeting will be accelerated in full if the non-employee director ceases to serve as a non-employee director on the date of a change of control of Applied (and he or she does not become a member of the board of directors of the successor corporation or its parent), other than due to his or her death or disability (as defined in the Stock Plan) or if the applicable award agreement specifically states that it will not apply.

Required Vote

Approval of the amended and restated Stock Plan requires the affirmative vote of the holders of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting. If stockholders approve the amended and restated Stock Plan, it will replace the existing Stock Plan.

Key Corporate Governance Practices in the Stock Plan

The amended and restated Stock Plan includes a number of provisions that we believe promote good corporate governance practices and reinforce the alignment between our equity compensation arrangements and the interests of our stockholders, including:

•	Administration. The Stock Plan is administered by the Human Resources and Compensation Committee of the Board, which is comprised entirely of non-employee directors.

•

Fungible Share Design.    Full value awards granted after the Annual Meeting will count against the number of shares available for issuance as two (2) shares for every one (1) share covered by the award. This fungible share design will apply to the entire pool of shares available for issuance under the amended and restated Stock Plan. As a result of the 2 to 1 ratio for full value awards, the issuance of full value awards under the amended and restated Stock Plan will reduce the plan’s share reserve twice as fast as issuance of stock options and stock appreciation rights.

•

Minimum Vesting Requirements.    All equity awards, except for awards of stock options and/or stock appreciation rights and the automatic, non-discretionary awards to our non-employee directors, made under the amended and restated Stock Plan are required to meet minimum vesting requirements. Awards that are not performance-based and awards that are performance-based must have vesting periods of at least three years and one year, respectively, subject to certain limited exceptions. A small percentage of awards also may be excepted from these requirements, as discussed below.

•

Shares Returning from Past Awards and Other Limitations.    If the amended and restated Stock Plan is approved, any shares that return to the Stock Plan from awards granted prior to the Annual Meeting that are canceled or forfeited after the Annual Meeting (whether from full value awards, stock options or stock appreciation rights) will return to the share reserve of the plan on only a 1 for 1 basis, and will be subject to the fungible share design. Subsequently, any new full value awards granted using these returned shares will reduce the Stock Plan’s share reserves on a 2 for 1 basis. Furthermore, shares used to pay the exercise price of an award or withholding taxes in connection with an award, and unissued shares resulting from the settlement of stock appreciation rights in shares, will not become available for future issuance under the Stock Plan.

•	Limited Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Committee.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Stock Plan can be increased automatically without stockholder approval.

•	No Tax Gross-Ups. The amended and restated Stock Plan does not provide for any tax gross-ups.

•

No Discounted Options or SARs.    Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date, except as permitted under the Internal Revenue Code with respect to acquisitions of companies by Applied.

•

No Repricing Without Stockholder Approval.    We cannot, without stockholder approval, reprice awards, such as stock options or stock appreciation rights, by reducing the exercise price of such awards, or exchange such awards for cash, other awards or new stock options or new stock appreciation rights that have a reduced exercise price.

Key Information

If stockholders approve the amended and restated Stock Plan, the total number of shares available for issuance will be approximately 200,000,000, which pool will be reduced by two (2) shares for every full value award granted after the Annual Meeting and one (1) share for every stock option or stock appreciation right granted. Specifically, if we grant only full value awards under the amended and restated Stock Plan, only approximately 100,000,000 shares can be issued from the initial share reserve, not the approximately 200,000,000 shares described above. If stockholders do not approve the amended and restated Stock Plan, we may not have an adequate number of shares available for future equity awards and may not be able to effectively recruit new employees, motivate current employees or operate our equity compensation program.

The following table shows the number of outstanding and available shares, by plan, before and after stockholder approval (assuming a total of 200,000,000 shares are available for issuance after approval) and the total overhang as of January 15, 2012:

	Issued Awards	Available Shares	Total
Before Stockholder Approval
Stock Plan	55,365,131	73,473,915	128,839,046
2000 Global Equity Incentive	3,751,209	76,177,648	79,928,857
Other Plans	6,087,651	0	6,087,651

Total	65,203,991	149,651,563	214,855,554
Total Overhang (%)			16.6	%(1)

After Stockholder Approval
Amended and Restated Stock Plan	55,365,131	200,000,000	255,365,131
2000 Global Equity Incentive(2)	3,751,209	0	3,751,209
Other Plans	6,087,651	0	6,087,651

Total	65,203,991	200,000,000	265,203,991
Total Overhang (%)			20.5	%(1)
Total Overhang, assuming only full value awards granted (%)(3)			12.8	%(1)

(1)	Calculated as: (a) the number of shares available for issuance plus the number of shares subject to outstanding awards, divided by (b) 1,294,293,003 shares that were issued and outstanding as of the record date.
(2)	If stockholders approve the amended and restated Stock Plan, the 2000 Global Equity Incentive Plan will no longer be available for any future grants.
(3)	As described above, as a result of the fungible share design, if we grant only full value awards under the amended and restated Stock Plan, only approximately 100,000,000 shares can be issued from the share reserve.

The following table includes information regarding outstanding equity awards and shares available for future awards under all of our equity compensation plans as of January 15, 2012 (and without giving effect to any approval of the amended and restated Stock Plan under this proposal):

Total shares underlying outstanding options	27,581,637
Weighted average exercise price per share of outstanding options	$10.483
Weighted average remaining contractual life of outstanding options	2.2 years
Total shares underlying outstanding, unvested time-based full value awards	33,799,354
Total shares underlying outstanding, unearned performance-based full value awards	3,823,000
Total shares currently available for grant	149,651,563
Total shares currently available for grant as full-value awards	18,541,047

As shown in the following table, our three-year average annual burn rate has been 2.20%, which is well below the Institutional Shareholder Services (“ISS”) burn rate cap of 5.83% that applies to our industry for 2012.

Fiscal Year	Options Granted	Time- Based Full Value Awards Granted	Performance- Based Full Value Awards Earned	Total(1)	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total /Weighted Average Common Shares Outstanding
2011	0	14,981,000	788,000	31,538,000	1,319,000,000	2.39%
2010	0	10,904,000	0	21,808,000	1,339,949,000	1.63%
2009	24,514,000	3,775,000	1,087,000	34,238,000	1,333,091,000	2.57%
Three year average						2.20%

(1)	Using ISS methodology, calculated as the sum of: (a) the number of shares granted as option awards and (b) the number of shares granted as time-based full value awards and the number of shares earned from performance-based full value awards, multiplied by a factor of 2.0.

Description of the Amended and Restated Stock Plan

The following is a summary of the principal features of the amended and restated Stock Plan, as approved by the Committee and subject to stockholder approval at the Annual Meeting. However, this summary is not a complete description of all of the provisions of the amended and restated Stock Plan, and is qualified in its entirety by reference to the terms of the amended and restated Stock Plan, which has been filed with the SEC as Appendix A to this Proxy Statement, and a copy of which is available upon request to the Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

Background and Purpose of the Stock Plan

The amended and restated Stock Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares, and (6) restricted stock units (each, an “Award”). The Stock Plan is intended to attract, motivate, and retain (a) employees of Applied and its subsidiaries, (b) consultants who provide significant services to Applied and its subsidiaries, and (c) directors of Applied who are employees of neither Applied nor any subsidiary. The Stock Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Applied’s stockholders, and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m).

Administration of the Stock Plan

The Stock Plan is administered by the Committee, which is appointed by the Board. The Stock Plan requires that the Committee be comprised of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Applied may be entitled to a federal tax deduction for certain compensation paid under the plan).

Subject to the terms of the Stock Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the plan to one or more directors and/or officers of Applied; provided, however, that the Committee may not delegate its authority and powers with respect to Awards (a) intended to qualify as “performance-based compensation” under Section 162(m) if the delegation would cause the Awards to fail to so qualify or (b) granted to our executive officers and members of the Board.

Number of Shares of Common Stock Available Under the Stock Plan

If stockholders approve adding 125,000,000 shares to the amended and restated Stock Plan, the total number of shares available for issuance under the amended and restated Stock Plan (that is, for Awards granted on or after the date of the Annual Meeting) will be approximately 200,000,000. The maximum number of shares reserved for issuance under the amended and restated Stock Plan will be reduced by two (2) shares for every one (1) full value award granted after the Annual Meeting. If an Award granted after the Annual Meeting is settled in cash, is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Stock Plan in the same proportion. For example, two (2) shares will be returned to the available pool for every one (1) such full value award that is cancelled, terminated, expired or lapsed, and one (1) share will be returned to the available pool for every one (1) stock option or stock appreciation right that is cancelled, terminated, expired or lapsed. As of January 15, 2012, 73,473,915 shares remained available for grant under the existing Stock Plan and of this total, approximately 18,541,047 shares could be granted as Awards other than options or stock appreciation rights. As of the same date, Awards covering 55,365,131 shares were outstanding under the existing Stock Plan. Any shares that return to the Stock Plan from Awards granted prior to the Annual Meeting that are canceled or forfeited after the Annual Meeting, also will be subject to the fungible share design, but will return to the share reserve on only a 1 for 1 basis, regardless of whether such awards were full value awards, options or stock appreciation rights. Any new grants of full value awards from these returned shares will reduce the Stock Plan’s share reserve on a 2 for 1 basis.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is forfeited to or repurchased by the Company, the unpurchased (or forfeited or repurchased, as applicable) shares that were subject to the Award will become available for future grant or sale under the Stock Plan in the same proportion as the Award reduced the share reserve when the Award was granted. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the Award that is exercised will cease to be available under the Stock Plan. Shares that actually have been issued under the Stock Plan under any Award will not be returned to or become available for future distribution under the plan; provided, however, that if unvested shares of any full value awards are repurchased by the Company or are forfeited, those shares will become available for future grant under the plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the plan. To the extent an Award is paid out in cash rather than shares, such cash payments will not reduce the number of shares available for issuance under the plan. Shares actually issued pursuant to Awards transferred under any exchange program to reprice options or stock appreciation rights will not become available for grant under the Stock Plan.

In the event of a payment of a stock dividend (other than any regular, ongoing dividend), reorganization, or other change in capital structure, the Committee will, in such manner as it determines is equitable, adjust the number and class of shares available for issuance under the Stock Plan (including to take account of Awards granted under the Stock Plan prior to the date of the Annual Meeting), the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

No Repricing

The amended and restated Stock Plan prohibits the repricing of Awards and the exchanging of Awards for cash or for another Award, unless we obtain stockholder approval.

Eligibility to Receive Awards

The Committee selects the employees, consultants, and directors who will be granted Awards under the Stock Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of January 15, 2012, approximately 14,700 of our employees, directors and consultants were eligible to participate in the Stock Plan.

Stock Options

A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the Stock Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Applied, to more favorable tax treatment). The Committee will determine the number of shares of Applied common stock covered by each option, but during any fiscal year, no participant may be granted options (and/or stock appreciation rights) covering more than 4,500,000 shares. Notwithstanding the foregoing, during the fiscal year in which the participant first becomes an employee of Applied or its affiliate, he or she may be granted options (and/or stock appreciation rights) covering up to an additional 4,500,000 shares.

The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Applied acquires (in which case the exercise price may preserve the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least

110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Applied or any of its subsidiaries. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the Stock Plan.

Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than seven years after the grant date (except that upon the death of a participant, the Committee may, in its discretion, provide that such participant’s unexpired options may remain exercisable for three years after the date of death). In addition, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Applied or any of its subsidiaries may not be granted an option that is exercisable for more than five years after the option’s grant date.

Without further stockholder approval, no incentive stock options may be granted under the Stock Plan after January 19, 2022.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are Awards that grant the participant the right to receive an amount (in the form of cash, shares of equal value, or a combination thereof, as determined by the Committee) equal to (1) the number of shares exercised, times (2) the amount by which Applied’s stock price exceeds the exercise price. Applied may pay the appreciation in cash, in shares or in a combination of both. The exercise price is set by the Committee but cannot be less than 100% of the fair market value of the covered shares on the grant date. An SAR may be exercised only if it has vested based on the vesting schedule established by the Committee. SARs expire under the same rules that apply to options, meaning that the expiration may not be later than seven years after the grant date (except that upon the death of a participant, the Committee may, in its discretion, provide that such participant’s unexpired SARs may remain exercisable for three years after the date of death). SARs also are subject to the same per-person limits as for stock options (4,500,000 covered shares for SARs and/or options in any fiscal year plus an additional 4,500,000 shares for SARs and/or options in the fiscal year in which the participant first becomes an employee of Applied or its affiliate.)

Restricted Stock

Awards of restricted stock are shares of Applied common stock that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of shares of restricted stock granted to any participant, but during any fiscal year of Applied, no participant may be granted more than: (a) 1,500,000 shares of restricted stock (and/or performance shares and/or restricted stock units) and (b) an additional 1,500,000 shares of restricted stock (and/or performance shares and/or restricted stock units) in the fiscal year in which a participant first becomes an employee of Applied or its affiliate.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Committee desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally may be entitled to receive all dividends and other distributions paid with respect to shares, as determined by the Committee. For example, dividends and distributions may be made subject to the same vesting criteria and transferability restrictions as the shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares

Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, shares of equal value, or a combination thereof, as determined by the Committee) only if performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals (which may consist solely of continued employment) will be determined by the Committee, and may be applied based on company-wide, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. However, if the Committee desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

During any fiscal year of Applied, no participant may receive performance units having an initial value greater than $15,000,000. The Committee establishes the initial value of each performance unit on the date of grant. Additionally, grants of performance shares are subject to the same per-person limits as restricted stock and restricted stock units (1,500,000 shares in any fiscal year, plus an additional 1,500,000 shares in the fiscal year in which the participant first becomes an employee of Applied or its affiliate).

Restricted Stock Units

Restricted stock units represent a right to receive shares at a future date determined in accordance with the participant’s award agreement, although they also may be paid in the form of cash, or a combination of cash and shares, as determined by the Committee. Restricted stock units are not available for grant under the existing Stock Plan, but performance shares, which essentially are identical for all material purposes, are available for grant under the existing Stock Plan. The amended and restated Stock Plan permits the granting of both restricted stock units and performance shares. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s service to Applied. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it has determined to be appropriate.

The initial value of each restricted stock unit on the date of grant will be equal to the fair market value of a share of Applied common stock on such date. Grants of restricted stock units are subject to the same per-person limits as restricted stock and performance shares (1,500,000 shares in any fiscal year, plus an additional 1,500,000 shares in the fiscal year in which the participant first becomes an employee of Applied or its affiliate).

Non-Employee Director Awards

Each non-employee director receives automatic, non-discretionary Awards of restricted stock units under the Stock Plan. Under the existing Stock Plan, the automatic, non-discretionary awards granted to non-employee directors are in the form of performance shares. Both types of awards essentially are identical for all material purposes. On the date of each Annual Meeting of Stockholders, beginning with the 2012 Annual Meeting, each individual who is re-elected to serve as a non-employee director of Applied automatically is granted an Award of restricted stock units (an “Annual Grant”). The number of restricted stock units granted will equal $200,000, divided by the fair market value of a share of Applied common stock on the grant date. Each non-employee director of Applied who is first appointed or elected to the Board on or after the Annual Meeting automatically receives, as of the date of such appointment or election, an Award of a number of restricted stock units equal to $200,000, divided by the fair market value of a share of Applied common stock on the grant date, prorated to reflect the time remaining until the next Annual Meeting of Stockholders (an “Initial Grant”). Each Initial Grant and Annual Grant will vest in full on the earlier of: March 1 of the year following the year of grant, or the date immediately before the date of the next annual meeting, generally only if the non-employee director remains on the Board through the scheduled vesting date. The Awards may vest sooner if the director terminates service as a non-employee director in connection with a change of control of Applied, or due to his or her death or disability (as defined in the Stock Plan), but will no longer continue to vest upon a non-employee director’s termination of service on the Board due to retirement (as defined in the Stock Plan). The Committee may change the terms of non-employee director grants scheduled to be made in the future, including the number of restricted stock units subject to Initial and Annual Grants, and also may also grant Awards to non-employee directors outside of the automatic, non-discretionary Award program.

Performance Goals

The Committee (in its discretion) may make performance goals applicable to a participant with respect to any Award granted in its discretion. If the Committee desires that an Award qualify as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the performance goals may apply. The amended and restated Stock Plan provides for the following performance goals: (1) cash flow, (2) customer satisfaction, (3) earnings per share, (4) margin, (5) market share, (6) operating profit, (7) product development and quality, (8) profit, (9) return on capital, (10) return on equity, (11) revenue, and/or (12) total shareholder return.

Each of these goals is defined in the Stock Plan. Any performance criteria used under the Stock Plan may be measured, as applicable, (1) in absolute terms, (2) in combination with one or more performance goal(s), (3) in relative terms (including, but not limited to, comparison of Applied’s results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Applied as a whole or a specific business unit(s), business segment(s) or product(s) of Applied, and/or (6) on a pre-tax or after-tax basis. Pursuant to the terms of the Stock Plan, the Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any participants. The Committee may choose a performance period that is a fiscal year (or period of four consecutive fiscal quarters) or longer.

By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve Applied’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits Applied’s ability to deduct annual compensation paid to Applied’s Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1,000,000 per individual. However, Applied can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on shares covered by Awards, permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Applied to receive a federal income tax deduction in connection with such Awards.

Minimum Vesting Period

The Stock Plan contains minimum vesting periods for Awards of restricted stock, performance shares, restricted stock units and performance units. If the vesting period is based solely on continued employment or service, the total vesting period must be at least three years (for example, but not by way of limitation, the shares could be scheduled to vest as to one-third of the shares on each of the first three anniversaries of the grant date of the Award). If the vesting period requires the achievement of performance goals, the total vesting period must be at least one year. If so determined by the Committee, these minimum vesting periods do not apply if the participant terminates employment or service due to death, disability, retirement or if there is a major capital change affecting Applied. The minimum vesting periods also do not apply to the automatic, non-discretionary Awards granted to non-employee directors (as described above) nor, if determined by the Committee, to Awards of options or stock appreciation rights, and/or Awards other than options and stock appreciation rights covering, in the aggregate, no more than five percent of the shares reserved for issuance under the Stock Plan.

Limited Transferability of Awards

Awards granted under the Stock Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit an individual to transfer an Award to an individual or entity other than Applied for certain limited purposes. Any transfer will be made in accordance with procedures established by the Committee.

Double-Trigger Vesting

The vesting of Awards granted under the amended and restated Stock Plan on or after the date of the Annual Meeting, including any such Awards held by our executive officers, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or substitute for the outstanding Awards. Also, Awards granted under the amended and restated Stock Plan to participants, including our executive officers, on or after the date of the Annual Meeting but before a change of control of Applied, will be entitled to 100% vesting acceleration if the participant is terminated without cause or resigns employment with Applied for good reason (as such terms are defined in the Stock Plan), in each case, within the 12-month period following a change of control of Applied. The vesting of Awards granted to non-employee directors under the amended and restated Stock Plan on or after the date of the Annual Meeting also will be accelerated in full if a non-employee director ceases to serve as a non-employee director as of the date of a change of control of Applied (and he or she does not become a member of the board of directors of the successor corporation or its parent). The accelerated vesting described in the prior two sentences will not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment or service on the Board is terminated due to his or her death or disability.

Amendment and Termination of the Stock Plan

The Board generally may amend or terminate the Stock Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Applied of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options.    No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Applied is subject to tax withholding by Applied. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (1) freely transferable, or (2) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Applied.    Applied generally will be entitled to a tax deduction in connection with an Award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Stock Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Stock Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Internal Revenue Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Participation in the Stock Plan

The grant of Awards (if any) that any individual may receive under the Stock Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive discretionary Awards under the Stock Plan. Our non-employee directors also receive automatic, non-discretionary Awards under the Stock Plan. The following table sets forth information regarding Awards that were granted under the prior version of the Stock Plan to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during fiscal 2011, our last completed fiscal year:

Name of Individual or Group	Securities Underlying Options (#)	Performance-Based Full Value Awards (#)	Time-Based Full Value Awards (#)
Michael R. Splinter Chairman of the Board, President and Chief Executive Officer	0	450,000	0
George S. Davis Executive Vice President, Chief Financial Officer	0	250,000	0
Mark R. Pinto Executive Vice President, General Manager Energy and Environmental Solutions	0	250,000	0
Randhir Thakur Executive Vice President, General Manager Silicon Systems Group	0	250,000	0
Joseph G. Flanagan Senior Vice President of Worldwide Operations and Supply Chain	0	175,000	0
All executive officers, as a group	0	2,075,000	263,000
All directors who are not executive officers, as a group	0	0	126,660
All employees who are not executive officers, as a group	0	0	14,590,965

In fiscal 2012, the Committee granted performance-based Awards (performance shares, performance-based restricted stock and performance units) to our named executive officers. The applicable performance goals continue to require the achievement of positive and relative annual adjusted operating profit margin compared to a peer group very similar to the fiscal 2011 peer group. In order for any shares to become eligible under a four-year time-based vesting schedule, Applied must achieve annual adjusted operating profit margins within a peer group in the same manner as for fiscal 2011. In addition, in order to focus the NEOs even more sharply on creating long-term stockholder value, the performance goals include a target for total shareholder return relative to a peer group consisting of members of the Standard & Poor’s 500 Technology Sector. Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information.

We believe strongly that the approval of the amended and restated Stock Plan is essential to our continued success. Awards such as those provided under the amended and restated Stock Plan constitute an important incentive and help us to attract, motivate and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The amended and restated Stock Plan is vital to our ability to attract, motivate and retain outstanding and highly skilled individuals to work for the Company and to serve on our Board.

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Employee Stock Incentive Plan.

PROPOSAL 3—APPROVAL OF AMENDED AND RESTATED

SENIOR EXECUTIVE BONUS PLAN

We are asking stockholders to approve the amended and restated Senior Executive Bonus Plan (the “Bonus Plan”) so that we may continue to use the Bonus Plan to achieve our business objectives and also to continue receiving a federal income tax deduction for certain compensation paid under the Bonus Plan. The Bonus Plan last was approved by the stockholders at our 2007 Annual Meeting of Stockholders. The Human Resources and Compensation Committee of our Board of Directors (the “Committee”) has approved an amended and restated Bonus Plan, subject to approval of our stockholders at the Annual Meeting. The Bonus Plan has not been changed in any material way since stockholders last approved the Bonus Plan, except that the set of performance goals that may be used under the plan (and which must be achieved prior to any participant earning a bonus award) has been modified slightly as compared to the existing Bonus Plan.

If stockholders approve the amended and restated Bonus Plan, it will replace the existing Bonus Plan. If stockholders do not approve the amended and restated Bonus Plan, we expect to provide for performance-based bonuses under another arrangement, but we may not receive a federal income tax deduction for some or all of the compensation paid under such an arrangement.

The following paragraphs provide a summary of the principal features of the amended and restated Bonus Plan. This summary is qualified in its entirety by reference to the terms of the amended and restated Bonus Plan, which has been filed with the SEC as Appendix B to this Proxy Statement, and a copy of which is available upon request to the Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

Purpose

The purpose of the Bonus Plan is to increase stockholder value by motivating key executives to achieve Applied’s strategic and financial goals and to perform to the best of their abilities. The Bonus Plan accomplishes this by paying awards to our key executives only after they achieve specified performance goals.

Eligibility to Participate

The Committee selects the officers of Applied and/or its affiliates who will be eligible to receive awards under the Bonus Plan. The actual number of officers who will be eligible to receive an award during any particular year cannot be determined in advance because the Committee has discretion to select the participants. We currently expect that approximately seven to ten executives will participate in the Bonus Plan at any given time.

Target Awards and Performance Goals

Under the Bonus Plan, the Committee assigns each participant a target award and performance goal(s) for a performance period set by the Committee. The specified performance goal(s) must be achieved before an award actually will be paid to the participant. The participant’s target award typically will be expressed as a dollar amount or as a percentage of his or her base salary earned during the applicable performance period. The performance goals set by the Committee may require the achievement of objectives for one or more of: (1) cash flow, (2) customer satisfaction, (3) earnings per share, (4) margin, (5) market share, (6) operating profit, (7) product development and quality, (8) profit, (9) return on capital, (10) return on equity, (11) revenue, and/or (12) total shareholder return. Each of these goals is defined in the Bonus Plan.

The Committee may choose to measure performance goals, as applicable: (1) in absolute terms, (2) in combination with one or more performance goal(s), (3) in relative terms (including, but not limited to, comparison of Applied’s results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Applied as a whole or a specific business unit(s), business segment(s) or product(s) of Applied, and/or (6) on a pre-tax or after-tax basis. Performance goals may differ from participant to participant, from performance period to performance period, and from award to award. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles). Each performance period may last from one fiscal year (or a period of four consecutive fiscal quarters) to three fiscal years (or a period of 12 consecutive fiscal quarters), although we currently do not intend to use multi-year performance periods under the Bonus Plan. No individual may participate in more than four performance periods at any one time.

Actual Awards

After the performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $5,000,000 per person for or in any fiscal year.

The Committee has discretion to reduce or eliminate (but not to increase) the actual award of any participant. If a participant terminates employment with Applied or its affiliate before the end of a performance period for a reason other than death or a retirement or disability (as defined in the Bonus Plan), he or she will not be entitled to any bonus for that period. Pursuant to Applied’s “clawback” policy, the Board also has the discretion to require a participant who was an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, during the applicable performance period to forfeit, return or reimburse to Applied all or any portion of an award paid under the Bonus Plan in the event that the participant’s wrongdoing is determined to be the primary cause of a material negative restatement of Applied’s financial results.

Actual awards generally are paid in cash no later than two and a half months after the performance period ends. However, the Committee reserves the right instead to pay some or all of any award in shares of Applied common stock having a fair market value equal to the cash amount foregone. Any such shares would be issued under our stockholder-approved Employee Stock Incentive Plan and will vest over a period of not more than four years, as determined by the Committee, subject to acceleration for termination of employment due to death, retirement or disability. The Committee also may choose to pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of other strategic or individual goals.

Administration

The Committee administers the Bonus Plan. Members of the Committee must qualify as outside directors under Section 162(m) of the Internal Revenue Code. Subject to the terms of the Bonus Plan, the Committee has sole discretion to:

•	select the officers who will be eligible to receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Bonus Plan.

Performance Based Compensation

The Bonus Plan is designed to qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), Applied may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in any one year. However, if Applied pays compensation that is “performance based” under Section 162(m), we still will be able to receive a federal income tax deduction for the compensation even if it is more than $1,000,000 during a single year. The Bonus Plan allows us to pay incentive compensation that is performance based and therefore fully tax deductible on our federal income tax return (subject to future changes in tax laws and other compensation arrangements).

Amendment and Termination of the Bonus Plan

The Board generally may amend or terminate the Bonus Plan at any time and for any reason.

Bonuses Paid to Certain Individuals and Groups

Awards (if any) under the Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. The Committee has established a performance period under the Bonus Plan for our 2012 fiscal year. The following table sets forth the projected full (target) bonus for the fiscal year 2012 performance period for the persons and groups shown below, based on each participant’s current base salary and assuming exactly one hundred percent (100%) achievement of the applicable performance goals. There is no guarantee that the amounts shown actually will be paid nor that any amounts will be paid for fiscal 2012. Actual awards (if any) under the Bonus Plan for fiscal 2012 will be calculated based on each participant’s base salary and may be higher or lower than the target award set forth below, depending on the level of actual performance attained. In addition, the Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula. For the 2012 performance period, the Committee selected the achievement of company-wide operating profit as the primary performance goal. As our executive officers are eligible to receive awards under the Bonus Plan, they have an interest in this proposal.

Name of Individual or Group	Target Award
Michael R. Splinter	$1,715,000
Chairman of the Board, President and Chief Executive Officer
George S. Davis	$776,250
Executive Vice President, Chief Financial Officer
Mark R. Pinto	$776,250
Executive Vice President, General Manager Energy and Environmental Solutions
Randhir Thakur	$776,250
Executive Vice President, General Manager Silicon Systems Group
Joseph G. Flanagan	$575,000
Senior Vice President of Worldwide Operations and Supply Chain
All executive officers, as a group(1)	$5,667,550
All directors who are not executive officers, as a group(2)	$0
All employees who are not executive officers, as a group(2)	$0

(1)	Consists of seven executive officers who were selected by the Committee as participants under the Bonus Plan for fiscal 2012.
(2)	This group is not eligible to participate in the Bonus Plan.

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Senior Executive Bonus Plan.

PROPOSAL 4—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, motivate, reward, and retain key employees, including our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. The following highlights our approach to executive pay:

Pay for Performance.    We seek to pay for performance, and our record for the past five years shows that we have accomplished this goal. Specifically, the compensation paid to our Chief Executive Officer during the last five fiscal years directly correlates to our annual net sales and net income financial performance for those years.

Significant Majority of Executive Officer Pay Tied to Performance.    While our compensation program has three primary elements (base salary, annual performance-based cash incentives, and performance-based equity incentives), the performance-based incentives constitute by far the largest portion of potential compensation for our named executive officers. In fiscal 2011, for example, approximately 88% of our Chief Executive Officer’s potential compensation (and approximately 90% of his actual compensation) was performance-based. Similarly, approximately 87% of our other named executive officers’ potential compensation (and approximately 84% of their actual compensation) was performance-based.

Limited All Other Compensation.    In line with our pay for performance philosophy, we have limited all other forms of compensation to our named executive officers.

Fiscal 2011 Compensation

As a result of Applied’s strong financial performance in fiscal 2011 and to align with our executive compensation philosophy, the following compensation actions were approved by the Human Resources and Compensation Committee of our Board of Directors for fiscal 2011:

No Increases to Base Salaries:    base salaries of our named executive officers were not increased in fiscal 2011.

Performance-based Cash Bonus:    performance-based cash incentives were paid in fiscal 2011 as a result of the achievement of high levels of adjusted operating profit, adjusted earnings per share, and other performance goals for fiscal 2011.

Performance-based Equity:    equity awards to our named executive officers granted in fiscal 2011 were solely performance-based awards that become eligible to vest only if Applied achieves positive adjusted operating profit margin that compares favorably with our peer group.

In addition to the above summary, stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for more detail about our executive compensation program, including information about fiscal 2011 compensation of our named executive officers.

Recommendation

We are asking our stockholders to approve the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Human Resources and Compensation Committee and the Board value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 5—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2012, which began on October 31, 2011 and will end on October 28, 2012. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2012, the Audit Committee considered the firm’s qualifications and performance during fiscal 2010 and 2011. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2010 and 2011, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2010 and 2011, which ended on October 31, 2010 and October 30, 2011, respectively. All of the fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2010	Fiscal 2011
	(In thousands)
Audit Fees	$4,668	$5,830
Audit-Related Fees	20	193
Tax Fees:
Tax Compliance and Review	300	323
Tax Planning and Advice	—	—
All Other Fees	—	—

Total Fees	$4,988	$6,346

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Certain audit-related fees were incurred in fiscal 2011 in connection with compliance with government-funded grant requirements.

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for the current fiscal year.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Susan M. James, Dennis D. Powell and Robert H. Swan are “audit committee financial experts,” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2011 fiscal year.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2011 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2012 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2012.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Susan M. James

Gerhard H. Parker

Robert H. Swan

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2011 by: (1) each person known by Applied to own 5% or more of Applied common stock, (2) each of the directors and director nominees, (3) the principal executive officer, the principal financial officer and each of the next three most highly-compensated executive officers as required under SEC rules (collectively, the “named executive officers”), and (4) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2011.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Principal Stockholders:
T. Rowe Price Associates, Inc.	85,159,124	(3)	6.58%
100 E. Pratt Street Baltimore, MD 21202

BlackRock, Inc.	66,788,445	(4)	5.16%
40 East 52nd Street New York, NY 10022

Directors, not including the Chief Executive Officer:
Aart J. de Geus	34,913		*
Stephen R. Forrest	29,913		*
Thomas J. Iannotti	94,913	(5)	*
Susan M. James	5,990	(6)	*
Alexander A. Karsner	14,491		*
Gerhard H. Parker	118,197	(7)	*
Dennis D. Powell	35,713	(8)	*
Willem P. Roelandts	94,338	(9)	*
James E. Rogers	56,913	(10)	*
Robert H. Swan	24,913	(11)	*

Named Executive Officers:
Michael R. Splinter	4,085,070	(12)	*
George S. Davis	590,513	(13)	*
Mark R. Pinto	636,246	(14)	*
Randhir Thakur	403,013	(15)	*
Joseph G. Flanagan	56,050		*
Current Directors and Executive Officers, as a Group (23 persons)	8,234,055	(16)	*

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,295,134,590 shares of common stock outstanding as of December 31, 2011, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2011.
(3)	The Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on February 9, 2011 indicates that as of December 31, 2010, T. Rowe Price had sole power to direct the disposition of 85,159,124 shares and sole voting power over 27,513,822 shares.
(4)	The Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 2, 2011 indicates that as of December 31, 2010, BlackRock had sole power to direct the disposition of, and sole voting power over, 66,788,445 shares.

(5)	Includes options to purchase 70,000 shares that are exercisable within 60 days after December 31, 2011.
(6)	Includes 4,068 performance shares that have vested and which, pursuant to Ms. James’ election to defer, will be converted to shares of Applied common stock and paid to her on the date of her termination of service from the Applied Board.
(7)	Includes (a) options to purchase 50,000 shares that are exercisable within 60 days after December 31, 2011, and (b) 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(8)	Includes 10,845 performance shares that have vested and which, pursuant to Mr. Powell’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(9)	Includes (a) options to purchase 50,000 shares that are exercisable within 60 days after December 31, 2011, and (b) 10,845 performance shares that have vested and which, pursuant to Mr. Roelandts’ election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(10)	Includes 14,913 performance shares that have vested and which, pursuant to Mr. Rogers’ election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(11)	Includes (a) 4,068 performance shares that have vested and which, pursuant to Mr. Swan’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board, and (b) 15,422 shares pledged as collateral by Mr. Swan for a personal loan facility with a financial institution.
(12)	Includes (a) 454,000 shares of unvested restricted stock, (b) options to purchase 2,700,000 shares that are exercisable within 60 days after December 31, 2011, and (c) 300,000 shares held in a family trust.
(13)	Includes (a) 220 shares held in a family trust, (b) options to purchase 260,000 shares that are exercisable within 60 days after December 31, 2011, and (c) 25,500 shares of unvested restricted stock.
(14)	Includes (a) options to purchase 281,000 shares that are exercisable within 60 days after December 31, 2011, and (b) 25,500 shares of unvested restricted stock.
(15)	Includes (a) options to purchase 250,000 shares that are exercisable within 60 days after December 31, 2011, and (b) 25,500 shares of unvested restricted stock.
(16)	Includes (a) options to purchase 5,028,026 shares that are exercisable within 60 days after December 31, 2011, (b) 63,500 performance shares that are scheduled to vest within 60 days after December 31, 2011, (c) 530,500 shares of unvested restricted stock, and (d) 44,739 performance shares that have vested and which, pursuant to each director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Applied Board.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our most senior officers for fiscal year 2011, and how we use our compensation program to drive performance.

In the CD&A, we first provide an Executive Summary of our executive compensation decisions for fiscal 2011. We then describe the main principles and objectives of our executive compensation program, and how the Human Resources and Compensation Committee (the “Committee”) of our Board oversees our compensation program. We discuss the respective roles of the Committee’s independent compensation consultant and management in the compensation process and describe how we determine the types of compensation to pay. The CD&A extensively discusses how we set the challenging performance goals that must be achieved in order to earn the largest elements of compensation—annual incentive bonuses and equity incentives. We believe that our actions in fiscal 2011 and in prior years show that we have effectively linked pay to performance.

Executive Summary

Overview

The following highlights our approach to executive pay:

•

Pay for Performance:    We seek to pay for performance, and our record for the past five years shows that we have accomplished this goal. The following graph shows the strong correlation between Applied’s annual net sales and net income and the compensation we paid to our CEO during the last five fiscal years:

*	Total compensation consists of base salary, annual incentive bonus, grant date fair value of equity awards (not cash actually received), and all other compensation as reported in the Summary Compensation Table.

•

Significant Majority of Executive Officer Pay Tied to Performance:    Our compensation program has three primary elements: base salary, annual performance-based incentives (typically cash bonuses), and performance-based equity incentives. The performance-based incentives constitute by far the largest portion of potential compensation for the officers named in the Summary Compensation Table in this Proxy Statement (our “named executive officers” or “NEOs”):

The percentages above were calculated using base salary, annual incentive bonus, grant date fair value of equity awards (not cash actually received), and all other compensation as reported in the Summary Compensation Table.

•	Limited All Other Compensation: In line with our pay for performance philosophy, we have:

•	No guaranteed bonuses;

•	No executive retirement plan;

•

No change of control arrangements, other than the double-trigger vesting acceleration provisions that would apply to all future employee equity awards under the amended and restated Employee Stock Incentive Plan to be voted on by stockholders at the Annual Meeting;

•	No executive club memberships;

•	No company-paid personal travel; and

•	No executive health plans.

Fiscal 2011 Highlights

Fiscal 2011 was an exciting year for Applied. We achieved a number of milestones while navigating through a challenging macroeconomic environment and rapidly-changing industry conditions, particularly in solar and flat panel display. Our fiscal 2011 results were driven by strength across our markets during the first half of the year, although these markets came under pressure from deteriorating global economic conditions in the second half of the year. We achieved record net sales, record earnings per share, and record operating cash flow in fiscal 2011, while new orders declined from last year. These results were primarily due to robust revenue levels in our semiconductor equipment business, as well as our highest-ever revenue in the solar equipment and global services businesses.

Shortly after the close of fiscal 2011, we completed our acquisition of Varian Semiconductor Equipment Associates, Inc., the technology leader in ion implantation, a critical step in integrated circuit manufacturing. The combination of the two companies creates the industry leader in transistor technologies and enhances our ability to partner with customers to find innovative solutions for smaller, faster, more power-efficient semiconductor devices.

The following table presents certain significant measurements for Applied’s past two fiscal years:

	Fiscal 2011	Fiscal 2010	Change Fiscal 2011 over Fiscal 2010	Percentage Change Fiscal 2011 over Fiscal 2010
	(In millions, except percentages and per share amounts)
New orders	$10,142	$10,249	$(107)	(1%)
Net sales	$10,517	$9,549	$968	10%
Gross margin	$4,360	$3,715	$645	17%
Gross margin percent	41%	39%	2 points	—
Operating income	$2,398	$1,384	$1,014	73%
Operating margin percent	23%	14%	9 points	—
Net income	$1,926	$938	$988	105%
Earnings per diluted share	$1.45	$0.70	$0.75	107.1%
Non-GAAP earnings per diluted share[1]	$1.30	$0.88	$0.42	48%

Applied’s largest segment, the Silicon Systems Group (“SSG”), delivered solid results despite a decrease in wafer fab equipment investment in the semiconductor industry during the second half of the year. New orders declined five percent year-over-year to $5.49 billion, while net sales increased two percent to $5.42 billion. Operating income was $1.76 billion, a seven percent decrease from last year.

In fiscal 2011, Applied Global Services (“AGS”), which provides technically-differentiated, service-related products for semiconductor, display and solar customers as well as certain earlier-generation equipment, exceeded its previous peak revenue. New orders increased seven percent from fiscal 2010 to $2.33 billion, while net sales increased 29 percent to $2.41 billion, and operating income increased 43 percent to $482 million.

1	Non-GAAP earnings per diluted share, or adjusted EPS, excludes certain non-recurring charges such as items associated with acquisitions, deal cost, restructuring and asset impairment charges and gain on sale of facilities incurred in fiscal 2011, as well as the income tax effect on these adjustments, the resolution of audits of prior years’ income tax filings and the reinstatement of a federal R&D tax credit. The following is a reconciliation of the adjusted non-GAAP financial measures to our financial results:

Reported net income per diluted share GAAP basis for the fiscal year ended October 30, 2011	$1.45
Certain items associated with acquisitions*	0.03
Varian and Semitool deal cost	0.01
Restructuring charges and asset impairments**	(0.01)
Gain on sale of facilities, net	(0.02)
Reinstatement of federal R&D tax credit and resolution of audits of prior years’ income tax filings	(0.16)
Non-GAAP net income per diluted share	$1.30

*	These items are incremental charges attributable to acquisitions consisting of inventory fair value adjustments on products sold and amortization of purchased intangible assets.
**	Results for fiscal 2011 included favorable adjustments of $36 million related to a restructuring program announced on July 21, 2010, $19 million related to a restructuring program announced on November 11, 2009, and $5 million related to a restructuring program announced on November 12, 2008, offset by asset impairment charges of $30 million primarily related to certain intangible assets.

The Display segment includes products for manufacturing thin film transistor liquid crystal displays (LCDs) for televisions, personal and tablet computers, smartphones and other consumer-oriented electronic applications. Results for fiscal 2011 reflected a capacity-driven downturn due to weakness in end-demand for televisions, partially offset by increased demand for LTPS (low-temperature polysilicon) and touch panel products. Fiscal 2011 Display new orders of $636 million were down 20 percent from fiscal 2010, while net sales decreased 22 percent to $699 million, and operating income decreased 45 percent to $147 million.

The Energy and Environmental Solutions (“EES”) segment also experienced a high degree of cyclicality in fiscal 2011, due to significant demand for crystalline-silicon (c-Si) solar equipment during the first part of the year—especially in China—and excess global manufacturing capacity relative to end-demand later in the year. Despite these challenges, the segment achieved record new orders, net sales and operating income of $1.68 billion, $1.99 billion, and $453 million, respectively. This represented increases of 12 percent, 34 percent, and 197 percent, respectively, compared to fiscal 2010 new orders, net sales, and operating income. Results for the prior year included charges totaling $486 million associated with a restructuring of the segment announced in July 2010 that was in response to adverse market conditions for thin film solar manufacturing.

In order to address the continually advancing technology requirements across our industries and to support our long-term growth strategy, we invested $1.1 billion (or 11 percent of net sales) in fiscal 2011 to fund research, development and engineering activities. These activities resulted in numerous new products and processes, including the 15 new products launched by SSG during the year. As we executed the largest acquisition in Applied’s history, we also paid cash dividends totaling $397 million, which included a 14 percent increase in the dividend per-share amount, and stock repurchases totaling $468 million, an increase of 34 percent from fiscal 2010, reflecting our commitment to return excess cash to stockholders.

Applied’s goals for fiscal 2011 included the following: gain share in our core and new businesses, meet revenue objectives for new semiconductor products, develop new products, pursue strategic acquisitions, and achieve a new level of operating performance and profitability. We achieved record net sales, record earnings per share, and record operating cash flow, including our highest-ever revenue in the solar equipment and global services businesses. In addition, we generated nearly $900 million from recently-launched semiconductor equipment products, increased the market position of certain business units, achieved targets for material cost reductions and other operational improvements, and executed the largest acquisition in our history.

We continued to focus on our pay for performance policy and took into account this positive year-over-year performance in making our compensation decisions for fiscal 2011, as follows:

•	No Increases to Base Salaries: we did not increase NEO base salaries in fiscal 2011;

•

Pay for Performance:    we paid cash bonuses for achieving high levels of adjusted operating profit, adjusted earnings per share and for achieving the other performance goals set by the Committee for fiscal 2011; and

•

Performance-based Equity:    we granted equity awards to our NEOs that are 100% performance-based and eligible to vest only if Applied achieves positive adjusted operating profit margin that compares favorably with our peer group.

Other highlights of our compensation practices in fiscal 2011 include:

•

Net Burn Rate:    we continued to manage our equity compensation program conservatively, with a net burn rate of 0.85% for fiscal 2011 (using the ISS methodology for calculating burn rate, and taking into account forfeitures and cancellations, as a percentage of our total outstanding shares).

Details about these actions and the reasons behind them are described below under “Base Salaries,” “Fiscal 2011 Incentive Bonuses” and “Fiscal 2011 Equity Awards,” respectively, as well as “Additional Information Regarding NEO Compensation.”

For fiscal 2012, we will continue our strong pay for performance practices:

•	total NEO pay will continue to be heavily weighted to performance-based incentives;

•

all equity grants to NEOs are 100% performance-based and become eligible to vest only upon the achievement of positive adjusted operating profit margin that compares favorably with our peer group. In addition, even if the performance goals are achieved, these grants will be subject to additional time-based vesting requirements; and

•	NEO base salaries were not increased for fiscal 2012.

The NEOs discussed in this CD&A are:

•	Michael R. Splinter, Chairman of the Board, President and Chief Executive Officer (“CEO”)

•	George S. Davis, Executive Vice President, Chief Financial Officer

•	Mark R. Pinto, Executive Vice President, General Manager Energy and Environmental Solutions

•	Randhir Thakur, Executive Vice President, General Manager Silicon Systems Group

•	Joseph G. Flanagan, Senior Vice President of Worldwide Operations and Supply Chain

Overview of Compensation Program and Philosophy

Our executive compensation program has three principal objectives:

(1) attract, motivate, reward and retain highly talented officers and other key employees;

(2) motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) support Applied’s core values and culture.

We seek to achieve these objectives by:

•	providing compensation that is competitive with the practices of other leading, high technology companies; and

•	linking rewards to business and individual performance by:

•	setting challenging performance goals for our officers and other key employees;

•	providing short-term and long-term incentives for achieving these goals; and

•	providing equity incentives that motivate our officers and key employees to increase long-term stockholder value while aligning with stockholders’ interests.

The Committee uses these principles to determine base salaries, short-term incentives (cash bonuses) and long-term incentives (equity). The Committee also considers Applied’s business objectives, corporate considerations (including internal equity and affordability), competitive practices and trends, regulatory requirements, and the skills and experience of the executive. We used these principles throughout fiscal 2011 and currently expect to use them for the foreseeable future. The Committee also considers the results of the annual advisory ‘say-on-pay’ vote. At our 2011 Annual Meeting, a substantial majority (95.7%) of our stockholders approved the NEO compensation program described in our 2011 proxy statement. Based on this strong stockholder support, the Committee continued to implement this effective pay for performance program.

Role and Authority of the Human Resources and Compensation Committee

The Committee operates under a written charter approved by the Board that specifies the Committee’s duties and responsibilities (available on Applied’s website at http://www.appliedmaterials.com/investors/corporate-governance/hr-compensation-committee). Under this charter, the Committee oversees our executive compensation program and reviews and approves the compensation philosophy for all employees. The Committee reviews and approves the compensation of members of the Board and the principal elements of total compensation (including any employment, severance and/or change of control arrangements) for Applied’s NEOs and other executive officers. The Committee also oversees Applied’s strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

Each member of the Committee is independent, as determined under Nasdaq, SEC, and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2011, the Committee continued to engage Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy is independent from Applied, has not provided any services to Applied other than to the Committee, and receives compensation from Applied only for services provided to the Committee. Semler Brossy reports directly to the Committee and not to management.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are to:

•	provide recommendations regarding the composition of our peer group (see below);

•	analyze peer group proxy statements, compensation survey data, and other publicly available data (and apply its experience with other companies to this analysis);

•	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and severance arrangements, if any;

•	advise on trends in executive compensation;

•	advise on aligning pay and performance; and

•	perform any special projects requested by the Committee.

The Committee typically asks Semler Brossy to attend the Committee’s regular meetings and many of the Committee’s special meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings. Semler Brossy also meets with management to gather information and review proposals. Semler Brossy is expected to remain the Committee’s independent consultant until determined otherwise by the Committee or Semler Brossy.

Role of Executive Officers and Management in Compensation Decisions

The Committee typically invites Mr. Splinter and/or other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings and also regularly holds executive sessions without management present. Mr. Splinter, together with the Committee, assesses the performance of our executive officers. Mr. Splinter consults with other members of management and then makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and equity compensation awards for executive officers. The Committee can reject these recommendations or accept them (with or without modifications). The Committee generally considers input from its consultant before making major decisions. The Committee typically discusses proposals for Mr. Splinter’s compensation package with him but always makes final decisions regarding his compensation when he is not present.

In formulating its compensation recommendations for fiscal 2011, management considered data primarily from Radford Survey + Consulting and Towers Watson professional surveys, as well as publicly available information about the peer group that was provided by Semler Brossy and/or by management.

Elements of Compensation

Base salary, annual incentive bonuses, and equity incentives comprise the primary elements of our compensation program. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits, and other benefits programs that are generally available to all employees. These primary elements were chosen after considering a number of factors, including competitive pay practices in our peer group and our desire to drive continuous improvement in operational and financial performance. Each primary element supports one or more of the principal objectives of our compensation philosophy. The Committee regularly reviews and assesses these elements.

In setting compensation levels for each NEO, the Committee considers each element of compensation, the compensation package as a whole, and the executive’s achievements and expected future contributions to our business. For fiscal 2011, the Committee continued to review total compensation tally sheets that set forth total compensation estimates for the NEOs over the next three years. These tally sheets included information on salary and bonus, accumulated equity, projected equity, retirement and deferred compensation, together with forecasts of any compensation due upon termination of employment. The Committee used the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation.

Peer Group Companies for Fiscal 2011

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with compensation paid by a peer group consisting of a broad range of high technology companies with which Applied typically competes for executive talent. For fiscal 2011, the Committee used the following peer group, which was unchanged from fiscal 2010 (except as described below):

Advanced Micro Devices, Inc.	Harris Corporation	NetApp, Inc.

The AES Corporation	Intel Corporation	Qualcomm Inc.

Agilent Technologies, Inc.	Juniper Networks, Inc.	SanDisk Corporation

Apple Inc.	KLA-Tencor Corporation	Seagate Technology

Broadcom Corporation	Lam Research Corporation	SunPower Corporation

Corning Inc.	Micron Technology, Inc.	Texas Instruments Inc.

EMC Corporation	Motorola Mobility Holdings, Inc.	Western Digital Corporation

First Solar, Inc.	Motorola Solutions, Inc.

In assembling the fiscal 2011 peer group, the Committee considered companies that met the following criteria: (1) technology companies with manufacturing operations; (2) companies whose revenues were approximately one-half to two times that of Applied; (3) companies with global operations that disclose executive compensation under SEC rules; (4) companies that compete with Applied for key talent, including in Applied’s new and emerging businesses; and (5) companies based in the U.S. with significant levels of resources dedicated to research and development as a percentage of revenue. The companies above met most of these criteria; in addition, certain of the companies were among Applied’s principal U.S. competitors or Applied’s top U.S. customers. During fiscal 2011, Motorola, Inc. split into two companies. After consideration of the revenue and operating margin of the two resulting companies, the Committee determined in June 2011 that both of the companies should remain in the fiscal 2011 peer group. In August 2011, Motorola Mobility Holdings, Inc. entered into a definitive agreement with Google, Inc., pursuant to which Google, Inc. will acquire Motorola Mobility Holdings, Inc. As a result, Motorola Mobility Holdings, Inc. will be removed from the peer group after the completion of the acquisition by Google, Inc. In addition, the Committee may make other changes in the peer group as it deems appropriate in the future.

Data gathered on the peer group includes base salary, bonus, targeted cash compensation, equity awards and total direct compensation. Management and the Committee use this survey data to assess the compensation levels paid by our peer group and the levels paid within the targeted percentile range discussed below. Deferred compensation plans and other benefits generally are not considered. The data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Total Direct Compensation

In fiscal 2011, the Committee evaluated the total direct compensation (cash compensation plus equity) of each NEO, targeting a range of the 50th to the 75th percentile of Applied’s peer group for each NEO’s total direct compensation, but not a particular point within the range. The Committee believes that generally seeking to pay within this range furthers our goals of attracting, rewarding and retaining highly talented individuals, and motivating them to achieve goals that enhance stockholder value. Each individual element of compensation varies and is not necessarily targeted to a percentile range. Targeting a percentile range for total direct compensation allows the Committee to meet our objectives while retaining flexibility to tailor compensation based on individual circumstances. For both cash compensation and equity incentives, the Committee may vary from the targeted range, depending on the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions. Assessments of job performance of NEOs other than Mr. Splinter generally are based on Mr. Splinter’s determination of that NEO’s achievement of stated business goals, as well as Mr. Splinter’s subjective evaluation of the NEO’s contributions, leadership abilities, demonstration of Applied’s core values, skills, and future potential. In assessing Mr. Splinter’s job performance, the Committee considers similar factors. Actual pay results may be outside of this targeted range due to the performance of the NEO and/or Applied, as performance-driven incentive compensation comprises the largest part of our compensation program.

Total Cash Compensation: Base Salaries and Annual Incentive Bonus Opportunities

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent. At the beginning of each fiscal year, the Committee determines each officer’s targeted total cash compensation (salary plus bonus payable at 100% achievement of performance goals, which we refer to as “projected full bonus”). For fiscal 2011, the Committee targeted a range of the 50th to the 75th percentile of Applied’s peer group for base salaries and total cash compensation, but did not target a particular point within this range. Total cash compensation was targeted in this way to assist us in attracting and retaining key talent and offering a competitive total cash compensation opportunity.

Base Salaries

Base salaries are intended to reward executives on a day-to-day basis for their time and services. The Committee did not increase or otherwise change NEO base salaries for fiscal 2011. In fiscal 2010, the Committee had, in light of the improved business outlook over the prior year, restored NEO base salaries to the levels in effect before the aggregate 20% reductions that were applied in fiscal 2009 and earlier. Those base salary reductions had been made to align with cost-cutting measures that affected Applied’s other employees, and were intended as a temporary measure. In reviewing the restored fiscal 2010 base salary amounts, the Committee, in consultation with management, decided that retaining those levels for fiscal 2011 met the goal of sufficiently rewarding executives for their time and service, was sufficiently competitive to provide adequate retention value, and allowed Applied to continue its focus on weighting NEO cash compensation toward performance-based incentives.

Please see the Summary Compensation Table for the base salaries paid to our NEOs for fiscal 2011, and see “Additional Information Regarding NEO Compensation” below for more information on base salaries and bonuses of our NEOs.

Annual Incentive Bonus Opportunities—Background and Process

Senior Executive Bonus Plan.    The Senior Executive Bonus Plan (the “Bonus Plan”) is a stockholder-approved annual bonus program for certain senior executives, including our NEOs. The Bonus Plan is intended to encourage and reward achievement of Applied’s business goals and to attract and retain highly talented individuals. Bonuses under the Bonus Plan are paid only to the extent that performance goals actually are achieved. As described below, the Committee sets the performance goals for the fiscal year from the goals listed under the Bonus Plan. This year, Applied must resubmit the Bonus Plan for stockholder approval so that the Bonus Plan may continue to qualify for tax deductibility to Applied under Section 162(m) of the Internal Revenue Code. Subject to stockholder approval, our senior executives will continue to be eligible to receive bonuses under the Bonus Plan and the Bonus Plan will continue to assist in recruiting, motivating and retaining talented employees to help achieve our business goals. Please see “Proposal 3—Approval of Amended and Restated Senior Executive Bonus Plan” for more information.

For fiscal 2011, Mr. Splinter consulted with management and then recommended to the Committee projected full bonus amounts, expressed as a percentage of base salary, for each of the NEOs other than himself (Mr. Splinter’s bonus amount was set by the Committee). In making these recommendations, Mr. Splinter relied on a variety of factors, including publicly available data and market survey data as described above, as well as his assessment of individual performance, overall economic and business conditions, and current and anticipated contributions by each NEO. For fiscal 2011, the recommendations were consistent with targeting total cash compensation approximately at or somewhat above the 50th to the 75th percentile of the peer group. After consideration and discussion, the Committee accepted these recommendations. For each NEO other than Mr. Splinter, the fiscal 2011 projected full bonus amount as a percentage of each NEO’s base salary increased over fiscal 2010; for Mr. Davis, Dr. Pinto and Dr. Thakur, this amount was increased from 125% of base salary to 135% of base salary, while for Mr. Flanagan, the increase was from 100% of base salary to 115% of base salary. The Committee believed that these increases were appropriate as they created strong performance incentives and increased Applied’s ability to retain the NEOs. Further, the Committee did not raise fiscal 2011 base salary levels, and instead increased the full projected bonus as a percentage of base salary under the theory that cash compensation payable to the NEOs would rise only if the Company was performing well. This is consistent with our philosophy of linking pay to our performance. Please see “Additional Information Regarding NEO Compensation” below for more information.

Process for Determining Fiscal 2011 Performance Goals and their Weightings.    In developing the performance goals and their weightings (as described below), management analyzed the relative importance of each goal to Applied’s business strategy, whether a particular goal was appropriate for a specific NEO, and the anticipated difficulty of achieving the goals in the aggregate. The individual goals for Mr. Splinter were developed first, and the other NEOs’ individual goals were then set to support the goals of the Company and Mr. Splinter’s individual goals and/or to further the key objectives for their respective areas of responsibility. The Committee considered management’s recommendations in determining the performance goals, weightings and maximum and projected full bonuses for each NEO. The Committee provided input on the performance goals and weightings initially proposed by management. The Committee’s feedback was incorporated into the final performance goals and weightings that subsequently were presented to, and approved by, the Committee.

Fiscal 2011 Performance Goals under the Bonus Plan.    For fiscal 2011, the Committee determined that bonuses under the Bonus Plan would be calculated based on achievement of initial and secondary performance goals, subject to adjustments by the Committee, as permitted under the Bonus Plan. For fiscal 2011, the Committee chose the achievement of adjusted operating profit as the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that is adjusted to exclude certain non-recurring and non-cash items. Positive adjusted operating profit must be achieved for any bonus to be paid under the Bonus Plan. If positive adjusted operating profit is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (1) $5 million, (2) 3x the projected full bonus, and (3) 0.4% of adjusted operating profit for each NEO other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit.

Upon achievement of the initial performance goal, the bonus for each NEO became payable up to the maximum amount described above, but the actual bonus paid still depended on achievement of secondary performance goals. These secondary performance goals apply if and only if the initial performance goal is met. At the time the performance goals were set, the Committee expected that each NEO’s actual fiscal year bonus would be substantially lower than the maximum payment permitted under the Bonus Plan upon the achievement of the initial performance goal. In particular, the secondary performance goals were intended to reduce the bonus amount from the maximum available. Even if the performance goals were fully achieved, the Committee had discretion to decrease (but not increase) bonuses under the Bonus Plan, and in that manner, the Committee has used the secondary performance goals as a guide in applying its discretion to reduce the NEOs’ bonuses from the maximum amounts available. The Committee believes that this dual-level performance framework appropriately emphasizes adjusted operating profit, which is one of our most important measures of financial performance and helps to assure the affordability of the Bonus Plan.

This framework also provides the Committee with necessary flexibility to focus on other key business imperatives. This approach, which the Committee has used for several years, creates incentive for our NEOs to achieve the secondary performance goals because the NEO’s bonus is based in part on the extent to which the secondary performance goals are achieved (assuming the initial performance goal is achieved). At least some of the secondary performance goals must be achieved in order for a bonus to be payable to an NEO, and if none of the secondary performance goals are achieved, no bonus would become payable to the NEO. In any event, bonuses payable to the NEOs cannot exceed the maximum that became available for payment under the Bonus Plan upon achievement of the initial performance goal.

Fiscal 2011 Secondary Performance Goals under the Bonus Plan.    The Committee chose secondary performance goals and their respective weightings for fiscal 2011 that reflected the scope of each NEO’s role and responsibilities and Applied’s overall business goals. The Committee determined that Company-wide goals, including adjusted earnings per share (“adjusted EPS,” which is a non-GAAP measure and excludes certain non-operating items), were appropriate for Mr. Splinter and Mr. Davis due to the nature of their responsibilities. Each NEO had financial objectives that contribute to driving improved profitability and business unit-specific objectives that reflect both their influence over Applied’s overall performance and their individual business units. This approach was consistent with prior practice.

The following table shows fiscal 2011 secondary performance goals and their relative weightings for each NEO:

Fiscal 2011 Secondary Performance Goals and their Relative Weightings

Named Executive Officer	Fiscal 2011 Secondary Performance Goals (and Relative Weightings)
Michael R. Splinter

(1) Achieve the fiscal 2011 adjusted EPS goal (weighted at 50%);

(2) Achieve objectives relating to growing fiscal 2011 market share for certain SSG business units, establishing leadership in certain new markets, generating revenue from new semiconductor products, and targeting key acquisitions (collectively weighted at 10%);

(3) Achieve objectives relating to growth and profitability of EES, Display and AGS segments, including revenue and market share increases for solar, display, and service products and new product development, and targeting certain acquisitions (collectively weighted at 20%);

(4) Achieve objectives relating to the worldwide operations organization and customer satisfaction (weighted at 10%); and

(5) Achieve objectives for employee engagement, preparing the organization for the next phase of growth, and leadership development (weighted at 10%).

George S. Davis

(1) Achieve the fiscal 2011 adjusted EPS goal (weighted at 50%);

(2) Support the Chief Executive Officer in the achievement of his objectives (weighted at 20%);

(3) Achieve objectives relating to mergers and acquisition strategy, organization and integration (weighted at 15%); and

(4) Achieve objectives relating to financial performance, including margin and cash flow from operations, Global Information Systems and corporate relations (collectively weighted at 15%).

Mark R. Pinto

(1) Achieve objectives for EES relating to market share growth, new products, cost reduction, efficiency, customer satisfaction, and employee engagement (collectively weighted at 50%); and

(2) Achieve objectives for EES relating to revenue, adjusted operating profit and cash flow (weighted at 50%).

At the beginning of fiscal 2011, Dr. Pinto was responsible for the Display segment (in addition to EES) and accordingly had goals for both segments. Responsibility for Display shifted from Dr. Pinto as of the end of the first quarter of fiscal 2011, and Dr. Pinto’s goals related to Display were removed.

Randhir Thakur

(1) Achieve objectives for SSG relating to market share growth, customer satisfaction, employee engagement, new product development and targeting of key acquisitions (collectively weighted at 50%); and

(2) Achieve objectives for SSG relating to revenue, adjusted operating profit and cash flow (weighted at 50%).

Joseph G. Flanagan

(1) Achieve objectives for worldwide operations relating to manufacturing cost reduction, operational efficiencies, improved business process, other cost reductions, organizational and leadership development, and employee engagement (collectively weighted at 70%); and

(2) Achieve the fiscal 2011 adjusted EPS goal (weighted at 30%).

Determining Actual Fiscal 2011 Bonuses.    In the first quarter of fiscal 2012, the Committee compared Applied’s actual performance to the targeted performance for fiscal 2011, and potential bonus payments were calculated under the applicable formula. In order for a bonus to be paid for fiscal 2011 under the Bonus Plan, positive adjusted operating profit must have been achieved. Applied achieved record operating profit of $2.40 billion in fiscal 2011. The Committee then excluded certain non-recurring charges such as items associated with acquisitions, deal cost, restructuring and asset impairment charges and gain on sale of facilities incurred in fiscal 2011. The Bonus Plan specifically provides for the exclusion of non-recurring charges, and the Committee believed these specific fiscal 2011 adjustments were appropriate. The exclusion of these charges and gain resulted in an adjusted operating profit of $2.41 billion.

In determining a bonus amount that it believed was appropriate for each NEO, the Committee then reviewed the achievement levels of the secondary performance goals and considered the weighting or multiplier (as applicable) with respect to each NEO’s goals, rather than mechanically applying a formula. For fiscal 2011, the Committee also considered the achievement of Applied’s adjusted EPS, as well as internal equity and significant contributions of certain NEOs’ business units. Following this assessment, the Committee awarded bonuses to the NEOs that were substantially lower than the maximum bonuses otherwise available.

Adjusted EPS was determined to be $1.30 for fiscal 2011. Adjusted EPS is a non-GAAP measure and excluded certain non-recurring charges such as items associated with acquisitions, deal cost, restructuring and asset impairment charges and gain on sale of facilities incurred in fiscal 2011, as well as the income tax effect on these adjustments, the resolution of audits of prior years’ income tax filings and the reinstatement of federal R&D tax credit. A reconciliation of this adjusted non-GAAP financial measure to our financial results prepared in accordance with GAAP is included in footnote 1 on page 44. This adjusted EPS of $1.30 resulted in a multiplier of 1.5x for funding a corporate bonus plan in which our NEOs and certain other executive officers do not participate. An adjusted EPS target of $0.90 to $1.10 would have funded this corporate bonus plan at 1x, and adjusted EPS above or below this range would have increased or decreased the multiplier. In its consideration of internal equity, the Committee used this multiplier as a guide in determining actual fiscal 2011 bonus amounts for the NEOs.

In analyzing the achievement of each NEO against his secondary goals, the Committee reviewed data regarding performance against goals provided by management, including Mr. Splinter and the heads of Global Human Resources and Global Rewards. Analyzing each NEO’s performance, the Committee determined that Mr. Splinter fully achieved or exceeded his performance goals, except that he only partially achieved some goals related to fiscal 2011 market share growth for certain SSG business units and to revenue and market share increases for certain Display products, and did not achieve a goal related to revenue and market share growth for certain EES products. Mr. Davis also fully achieved or exceeded all of his performance goals, except that he only partially achieved a goal related to margin performance. Dr. Pinto fully achieved or exceeded his performance goals, except that he only partially achieved a goal related to EES cost reduction, and did not achieve a goal related to revenue and market share growth for certain EES products. Dr. Thakur achieved or exceeded most of his performance goals, including those for customer satisfaction and the completion of a key acquisition. Dr. Thakur partially achieved a goal related to SSG revenue, adjusted operating profit and cash flow and did not achieve objectives related to SSG market share growth in certain business units. Mr. Flanagan achieved or exceeded the vast majority of his performance goals, except that he partially achieved two goals related to operational efficiencies.

As discussed above, the maximum bonus payable for each NEO under the Bonus Plan for fiscal 2011 was the lowest of: (1) $5 million, (2) 3x the projected full bonus, and (3) 0.4% of adjusted operating profit for each NEO other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit. The table below shows for each NEO: (1) the projected full bonus amounts (expressed both as a percentage of base salary and as a dollar amount) based on the bonus percentages established by the Committee for fiscal 2011, (2) the dollar amount equal to 3x of the projected full bonus, (3) the maximum bonus that would have been available if the maximum were based on adjusted operating profit, and (4) the actual fiscal 2011 bonus amount approved by the Committee. Under the Bonus Plan, no annual bonus may exceed $5 million for any individual even if the level of adjusted operating profit achieved would allow for a higher bonus.

Name	Projected Full Bonus (% of base salary)	Projected Full Bonus ($)	3x Projected Full Bonus Amount ($)		Maximum Bonus Available Based on Adjusted Operating Profit(1)	Actual Bonus Amount Paid ($)
Michael R. Splinter	175%	$1,715,000	$5,000,000	(2)	$5,000,000	$3,020,000
George S. Davis	135%	$776,250	$2,328,750		$5,000,000	$1,250,000
Mark R. Pinto	135%	$776,250	$2,328,750		$5,000,000	$1,250,000
Randhir Thakur	135%	$776,250	$2,328,750		$5,000,000	$1,150,000
Joseph G. Flanagan	115%	$575,000	$1,725,000		$5,000,000	$900,000

(1)	Based on Applied’s fiscal 2011 adjusted operating profit of $2.41 billion, the maximum bonus payable to Mr. Splinter for fiscal 2011 was $19.3 million, and was $9.6 million for each of the other NEOs. However, under the Bonus Plan, the maximum annual bonus payable to any individual is $5 million.
(2)	Under the 3x projected full bonus limit, the maximum bonus payable to Mr. Splinter for fiscal 2011 was $5.145 million. However, under the Bonus Plan, the maximum annual bonus payable to any individual is $5 million.

Please see “Additional Information Regarding NEO Compensation” below for more information on fiscal 2011 bonuses for our NEOs.

Long-Term Equity Incentive Compensation

Applied’s equity programs are intended to provide a long-term incentive to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests. We provide this incentive through grants of performance shares (also referred to as “stock awards” and in the past, before the amendment and restatement of the equity plan, as “restricted stock units”), restricted stock, and/or stock options that generally are scheduled to vest over several years. Applied’s equity program is intended to motivate our officers and other employees to maximize long-term stockholder value.

When Awards are Granted.    The Committee grants equity awards to NEOs under our stockholder-approved Employee Stock Incentive Plan at Committee meetings or by unanimous written consent. Grants become effective on the date of approval (which, if approved by unanimous written consent, is the date the last Committee member’s signature is obtained) or on a predetermined future date. In fiscal 2011, NEOs received a grant of equity awards only at the Committee’s December 2010 meeting.

The Committee has not granted, nor does it intend to grant, equity compensation awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates. All stock options have a per-share exercise price at least equal to the fair market value of Applied’s common stock on the grant date.

Allocation Among Different Types of Equity Awards.    The Committee and management regularly monitor the environment in which Applied operates and make changes to our equity program to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining top talent. The Committee seeks a balance between awards that provide more predictable value, such as performance shares, and awards that provide high incentive value, such as options. In considering whether to grant performance shares, stock options, other types of awards, or a combination of awards during any fiscal year, the Committee considers both current and expected incentive and retention needs, market competitiveness and business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and the NEOs, as well as the value of awards already held by the NEOs. Mr. Splinter makes recommendations with respect to the type and size of equity awards, other than for himself. The Committee then determines individual grants to each NEO, with consideration given to Mr. Splinter’s recommendations, as well as a variety of factors that the Committee determines to be relevant and appropriate at the time of grant. These factors typically have included the size and value of unvested equity awards held by the NEO, the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions.

We continued to use our equity compensation program judiciously in fiscal 2011. Our gross burn rate (calculated using ISS methodology, as described in footnote 1 on page 23) was 2.39% for fiscal 2011. Our three-year average annual gross burn rate was 2.20% for the period ending in fiscal 2011. Our net burn rate for fiscal 2011 was 0.85%, and our average annual net burn rate was 0.86% for the three-year period ending in fiscal 2011. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our equity compensation plans.

Fiscal 2011 Equity Awards

In fiscal 2011, the Committee granted equity awards to all NEOs consisting of performance shares and, additionally for Mr. Splinter, performance-based restricted stock, all of which required achievement of performance goals and additional time-based vesting. The Committee had granted equity awards in the form of stock options with time-based vesting for fiscal 2009, but given indications of improving economic conditions and a better ability to set performance goals for fiscal 2010, the Committee decided to grant performance-based equity awards for fiscal 2010. For fiscal 2011, the Committee also granted performance-based awards to the NEOs, again with consideration to more stable economic conditions and generally improved visibility. We believe that performance share grants provide executives with a compelling incentive to achieve strong operating results. Further, even if the performance goals are achieved, additional time-based vesting requirements help align the interests of our NEOs with those of stockholders over the longer term and assist in retaining the executive.

In determining the grant sizes for fiscal 2011, the Committee considered each NEO’s equity grant as a component of his total direct compensation. As discussed above, for total direct compensation (but not necessarily each individual element of compensation) for fiscal 2011, the 50th to 75th percentile compensation of Applied’s peer group was used as a reference point for final decisions but was not a targeted percentile. The Committee considered each NEO’s equity holdings (vested and unvested), including the fact that grants for Mr. Splinter and certain other NEOs had been below the targeted range in certain prior years, such as fiscal 2009 and fiscal 2010. The size of the equity awards granted to the NEOs was increased over those granted in fiscal 2010 other than for Mr. Flanagan. This increase reflected Applied’s concern that the Company had insufficient retention power over the executives. Despite strong performance in fiscal 2010, the prior performance goals as designed led to total equity compensation realized by our NEOs that was less than the levels that the Company believed were adequate to reward the performance of our NEOs and to retain these key officers. Specifically, the value of unvested awards held by each NEO that were scheduled to vest over the course of the following three years was considered not sufficiently competitive compared to our peers’ pay practices. In particular, over the last several years, the Company’s product mix has changed as a result of the Company’s decision to diversify its businesses to enhance long-term growth opportunities. The Committee recognized that the newer businesses were likely to have lower operating profit margins initially than established businesses such as semiconductor equipment. As a result, the performance goals for prior years’ equity grants, which were based on annual operating profit margin relative to our peers, did not appropriately reflect our current business models or the challenges presented by the then-current economic environment and therefore the Committee increased the size of the fiscal 2011 equity awards. The Committee believed it was not necessary to increase Mr. Flanagan’s fiscal 2011 equity grant over the size of his fiscal 2010 equity grant because his fiscal 2010 grant, which had been made in connection with his hire, had been higher than otherwise might have been granted in order to partially replace the compensation paid to Mr. Flanagan by his prior employer.

In order for the performance shares granted to the NEOs for fiscal 2011 to become eligible for time-based vesting, Applied must achieve: (1) positive annual adjusted operating profit margin (adjusted for certain non-recurring items) in any one of fiscal years 2011, 2012, 2013 or 2014, and (2) targeted levels of relative annual adjusted operating profit margin for that same year. For purposes of calculating fiscal 2011 annual adjusted operating profit margin, the Committee excluded certain non-recurring charges such as items associated with acquisitions, deal cost, restructuring and asset impairment charges and gain on sale of facilities incurred in fiscal 2011. Assuming the performance goals are met, the NEO must remain an employee for four years from the grant date in order for all of the shares actually to vest.

For the fiscal 2011 grants, no shares were eligible to vest unless Applied’s annual adjusted operating profit margin achieved a rank within the peer group of at least the 40th percentile. Between the 40th and 44th percentile, 25% of the performance shares would become eligible to vest, and for each five-percentile increment above the 44th percentile, the percentage of shares eligible to vest would increase by 15%. In order for 100% of the shares to become eligible to vest, Applied must have achieved a rank of at least the 65th percentile. The minimum threshold was reduced to the 40th percentile for fiscal 2011 from the 50th percentile for fiscal 2010, and corresponding downward adjustments were made to the other percentile levels for fiscal 2011. These changes were intended to: (i) motivate our NEOs to achieve excellent financial results in a dynamic, challenging economic environment, (ii) increase the retention value of equity awards for our NEOs and (iii) align our targets with the changes in Applied’s product mix related to EES that are intended to enhance the Company’s long-term growth opportunities. The Committee believed these revised requirements for vesting remained challenging and that the likelihood of achievement was generally consistent with the prior requirements.

Shares that do not become eligible to vest in a particular year may become eligible to vest in subsequent years up until the fourth fiscal year after grant, after which they are forfeited if the required performance goals had not yet been achieved. However, after the first year, the percentage of shares that could become eligible to vest applies only to the number of shares remaining, and not to the total number of shares granted under the award. This made it more difficult to vest in 100% of the shares covered by the original grant.

In addition to achieving the above performance goals, the NEO must remain an employee of Applied through December 19, 2014 in order for all of the shares awarded in fiscal 2011 to vest (at a rate of 25% per year commencing on December 19, 2011). We believe that these performance goals and the vesting schedule demonstrate Applied’s belief in, and continuing commitment to, pay for performance and the judicious use of our long-term equity incentive program.

Applied is seeking stockholder approval to amend the Employee Stock Incentive Plan, which is designed to permit the Committee to make equity grants going forward that will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Stockholder approval of the new plan will enable Applied to (1) continue to use the amended and restated Employee Stock Incentive Plan to assist in recruiting, motivating, rewarding and retaining talented employees to help achieve Applied’s business goals; and (2) continue to receive a federal income tax deduction for certain compensation paid under the amended and restated Employee Stock Incentive Plan. Please see “Proposal 2—Approval of Amended and Restated Employee Stock Incentive Plan” for more information.

Achievement of Performance.    For fiscal 2011, Applied’s annual adjusted operating profit margin was positive and ranked at the 65th percentile of the peer group. This performance resulted in 100% of the performance shares granted in fiscal 2011 becoming subject to the time-based vesting schedule, and therefore 100% of the shares will vest by December 19, 2014, assuming the NEO remains an Applied employee through that date.

Fiscal 2012 Equity Awards

The Committee also granted performance-based equity awards (performance shares, performance-based restricted stock and performance units) to the NEOs in fiscal 2012. The applicable performance goals continue to require the achievement of positive and relative annual, adjusted operating profit margin compared to a peer group very similar to the fiscal 2011 peer group. For any shares covered by the awards to become eligible to vest under a four-year, time-based schedule, Applied must achieve annual, adjusted operating profit margins within a peer group in the same manner as for fiscal 2011, and in order for the maximum number of shares to become eligible to vest, annual, adjusted operating profit margin must be at the 65th percentile or higher.

In order to focus the NEOs even more sharply on creating long-term stockholder value, the Committee included an additional performance goal of total shareholder return relative to a peer group comprised of companies in the Standard & Poor’s 500 Technology Sector. If Applied’s total shareholder return for the first two years after the grant date is at the 60th percentile or higher of the peer group, then additional shares will become eligible to vest under the four-year schedule only if the annual, adjusted operating profit margin performance goals are achieved. Even if the total shareholder return target is achieved, no shares will be eligible to vest unless the annual adjusted operating profit margin target is achieved. In this way, NEOs will be rewarded not only for achieving strong operating results, but also for creating meaningful additional stockholder value. For fiscal 2012, Mr. Splinter received a target grant of 575,000 shares, Mr. Davis and Drs. Thakur and Pinto each received a target grant of 250,000 shares, and Mr. Flanagan received a target grant of 200,000 shares. Depending on the level of achievement of the specified performance goals, the number of shares that may become eligible to vest under the time-based schedule ranges from 0% to 150% of the target number. In order for the maximum number of shares to become eligible to vest, annual, adjusted operating profit margin must be at the 65th percentile or higher within the applicable peer group, and total shareholder return must be at the 75th percentile or higher within the applicable peer group.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 Plan”) allows our NEOs and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. The 2005 Plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under Applied’s 401(k) savings plan. Applied offers the 2005 Plan as a competitive practice to help us attract and retain top talent, and we reevaluate the plan from time to time. Amounts credited to the 2005 Plan are credited with deemed interest, but Applied does not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under the 2005 Plan are not considered a material element of an NEO’s overall compensation package. (See “Nonqualified Deferred Compensation” below for more information about the 2005 Plan.)

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2011, substantially all U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees except for: (a) the 401(k) plan, or (b) as required in certain countries outside the United States for legal or competitive reasons.

Applied offers a number of other benefits programs to a broad base of eligible employees, including: a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plan, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs, educational assistance, employee assistance program, and certain other country-specific benefits.

The 401(k) plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that these programs generally enhance employee productivity. The main objectives of Applied’s benefits programs are to give our eligible employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits are not considered by the Committee in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) plan but excluding the 2005 Plan, against our peers, using Towers Watson’s BenVal survey data. Applied generally targets its overall broad-based benefits programs, excluding the 2005 Plan, at approximately the market median, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) plan against plans of other technology companies.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines require achieving the following investment in Applied stock within five years from the individual’s initial election or appointment:

Position	Required Investment Level
CEO	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$300,000 in value

For fiscal 2012, the non-employee director guideline was increased to $325,000 in value. At the end of fiscal 2011, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guideline. Applied has an insider trading policy that, among other things, prohibits insiders from short sales and trading in publicly listed options for Applied shares. Other than these prohibitions, Applied has no specific policy regarding hedging of stock ownership positions.

Clawback Policy

We have an incentive compensation “clawback” policy under which the Board may require reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing is determined to be the primary cause of a material negative restatement of the Company’s financial results. We believe that by providing Applied with the appropriate power to recover incentive compensation paid to an executive officer in this situation, Applied demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the Board determines that a material negative financial restatement was caused primarily by an NEO’s intentional misconduct, it may require reimbursement from the NEO. The compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period.

Additional Information Regarding NEO Compensation

The cash and equity compensation for each NEO was determined based on the philosophies, policies and processes discussed above. Information regarding each NEO’s fiscal 2011 compensation is included in the Summary Compensation Table below. The following discussion provides additional information regarding fiscal 2011 compensation decisions relating to each NEO. The Committee believes that NEO compensation for fiscal 2011 reflects our policy for correlating pay with performance.

Michael R. Splinter.    Mr. Splinter’s targeted total cash and equity compensation for fiscal 2011 was determined in accordance with our compensation philosophy described above, including as compared to peer group practices. This was the same process for each of our NEOs. In setting Mr. Splinter’s targeted total cash and equity compensation, the Committee considered that the CEO significantly and directly influences Applied’s overall performance. Mr. Splinter’s base salary was not increased for fiscal 2011. Mr. Splinter’s projected full bonus for fiscal 2011 remained 175% of his base salary. For fiscal 2011, Mr. Splinter was granted a total of 450,000 performance-based equity awards. Most of this award was granted in the form of performance shares; a portion of the award (100,000 shares) was granted as performance-based restricted stock due to per-person limits on the number of performance shares that may be granted in a single fiscal year under our Employee Stock Incentive Plan.

Mr. Splinter’s base salary was below the 50th percentile of the peer group for fiscal 2011. His targeted total cash compensation is 5% above the targeted 50th to 75th percentile range of the peer group for fiscal 2011. No adjustments were made to Mr. Splinter’s base salary or projected full bonus for fiscal 2011. In early fiscal 2010, Mr. Splinter’s base salary was returned to the level in effect prior to the aggregate 20% reductions that were put in place in the two previous fiscal years. His fiscal 2011 equity grant was 25% below the percentile range for a chief executive officer among our peers. Mr. Splinter’s total direct compensation was 13% below the targeted range for fiscal 2011. The Committee believed Mr. Splinter’s fiscal 2011 compensation was appropriate based on the total direct compensation for chief executive officers in the peer group and the fact that the largest element of his compensation is entirely performance-based.

The following graph shows the actual amounts of Mr. Splinter’s annual compensation for fiscal 2008 through 2011:

Notes:

(1)	All dollar amounts in U.S. thousands.
(2)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards as required to be reported under SEC rules.
(3)	In the beginning of FY 2010, Mr. Splinter’s base salary was restored to the level in effect prior to the aggregate 20% reductions that were previously in place and remained unchanged through FY 2011.

Mr. Splinter’s compensation is higher than the compensation of our other NEOs due to the distinctive nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers.

In order to recruit Mr. Splinter to Applied, we agreed to provide him with certain severance benefits if we terminate his employment without cause. Mr. Splinter will be eligible for a payment equal to 275% of his then-current base salary and 12-months’ acceleration of vesting of stock options (but not other equity awards) if we terminate his employment without cause. We believe the payment amount is appropriate because of his responsibilities as a chief executive officer, and this total severance package is at or below the typical package provided to chief executive officers of similarly sized companies. See the section below entitled “Employment Contract and Retirement Agreement” for more details.

George S. Davis.    Mr. Davis’ base salary was not increased for fiscal 2011. In early fiscal 2010, Mr. Davis’ base salary was returned to the level in effect prior to the aggregate 20% reductions that were put in place in the two previous fiscal years. In addition, Mr. Davis received a salary increase in the beginning of fiscal 2010 in connection with his promotion to Executive Vice President. His projected full bonus for fiscal 2011 was 135% of base salary. For fiscal 2011, Mr. Davis was granted 250,000 performance shares.

Mr. Davis’ base salary was 5% above the 50th to 75th percentile targeted range for fiscal 2011. His targeted total cash compensation was 10% above the targeted range for fiscal 2011. For fiscal 2011, Mr. Davis’ equity grant and total direct compensation were 1% and 8%, respectively, above the 50th to 75th percentile range. The Committee believed the fiscal 2011 compensation was appropriate because Mr. Davis serves not just as our Chief Financial Officer but also has other significant responsibilities, including leading our Global Information Systems and Corporate Business Development groups. Further, the Committee considered that the largest element of his compensation was entirely performance-based.

The following graph shows the actual amounts of Mr. Davis’ annual compensation from fiscal 2008 through 2011:

Notes:

(1)	All dollar amounts in U.S. thousands.
(2)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards as required to be reported under SEC rules.
(3)	In the beginning of FY 2010, Mr. Davis’ base salary was restored to the level in effect prior to the aggregate 20% reductions that were previously in place and also was increased in connection with his promotion; this base salary remained unchanged through FY 2011.

Mark R. Pinto.    Dr. Pinto’s base salary was not increased for fiscal 2011. In early fiscal 2010, Dr. Pinto’s base salary was returned to the level in effect prior to the aggregate 20% reductions that were put in place in the two previous fiscal years. In addition, Dr. Pinto received a salary increase in the beginning of fiscal 2010 in connection with his promotion to Executive Vice President. His projected full bonus for fiscal 2011 was 135% of base salary. For fiscal 2011, Dr. Pinto was granted 250,000 performance shares.

Dr. Pinto’s base salary, targeted total cash compensation and total direct compensation for fiscal 2011 were within the 50th to 75th percentile targeted range. His fiscal 2011 equity grant also was within the 50th to 75th percentile range. The Committee believed that Dr. Pinto’s fiscal 2011 compensation was appropriate given his leadership of a significant business segment of Applied.

The following graph shows the actual amounts of Dr. Pinto’s annual compensation for fiscal 2008 through 2011:

Notes:

(1)	All dollar amounts in U.S. thousands.
(2)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards as required to be reported under SEC rules.
(3)	In the beginning of FY 2010, Dr. Pinto’s base salary was restored to the level in effect prior to the aggregate 20% reductions that were previously in place and also was increased in connection with his promotion; this base salary remained unchanged through FY 2011.

Randhir Thakur.    Dr. Thakur’s base salary was not increased for fiscal 2011. In early fiscal 2010, Dr. Thakur’s base salary was returned to the level in effect prior to the aggregate 20% reductions that were put in place in the two previous fiscal years. In addition, Dr. Thakur received a salary increase in the beginning of fiscal 2010 in connection with his promotion to Executive Vice President. His projected full bonus for fiscal 2011 was 135% of base salary. For fiscal 2011, Dr. Thakur was granted 250,000 performance shares.

Dr. Thakur’s base salary, targeted total cash compensation and total direct compensation for fiscal 2011 were within the 50th to 75th percentile targeted range. Dr. Thakur’s equity award also was within the 50th to 75th percentile range for fiscal 2011. The Committee believed that Dr. Thakur’s compensation for fiscal 2011 was appropriate because Dr. Thakur brings extensive operational, technical and complex management experience to his position as the general manager of Applied’s largest business unit. In addition, Dr. Thakur’s strategic capability, market insights, and customer focus from his experience managing a number of Applied’s businesses significantly advanced SSG’s goals.

The following graph shows the actual amounts of Dr. Thakur’s annual compensation from fiscal 2008 through 2011:

Notes:

(1)	Dr. Thakur’s fiscal 2008 compensation includes a grant of 225,000 performance shares as an inducement for him to join Applied.
(2)	All dollar amounts in U.S. thousands.
(3)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards as required to be reported under SEC rules.
(4)	In the beginning of FY 2010, Dr. Thakur’s base salary was restored to the level in effect prior to the aggregate 20% reductions that were previously in place and also was increased in connection with his promotion; this base salary remained unchanged through FY 2011.

Joseph G. Flanagan.    Mr. Flanagan’s base salary was not increased for fiscal 2011 from his base salary in effect when he joined Applied in February 2010. His projected full bonus for fiscal 2011 was 115% of base salary. For fiscal 2011, Mr. Flanagan received 175,000 performance shares that are entirely performance-based, as are the grants for our other NEOs.

For fiscal 2011, Mr. Flanagan’s salary was 2% above the 50th to 75th percentile targeted range, and his targeted total cash compensation was 8% above this range. His fiscal 2011 equity grant was 14% above the 50th to 75th percentile range, while his total direct compensation was within the 50th to 75th percentile targeted range.

In connection with his hire, Mr. Flanagan was promised a signing and retention bonus in the total amount of $500,000, provided he remained employed with Applied through the applicable payment dates, of which $250,000 was paid in fiscal 2010 and the remaining $250,000 was paid on February 1, 2011. The Committee believed this bonus was appropriate as an additional incentive to recruit Mr. Flanagan from his prior position and because each payment is subject to prorated reimbursement to Applied if Mr. Flanagan resigns or is terminated for cause within one year following the date he received each payment.

When we hired Mr. Flanagan in fiscal 2010, we required him to relocate from Texas to Singapore. Mr. Flanagan is based in Singapore so that he can more effectively manage Applied’s implementation of a more customer-focused, distributed manufacturing model. This initiative, which includes transitioning certain manufacturing and supply chain activities from the U.S. and Europe to Singapore, Taiwan and other countries in Asia, is significantly enhancing Applied’s operational efficiency. Mr. Flanagan is eligible for our standard expatriate benefit programs available to other employees who are relocated outside their home countries. In addition to the standard benefits, Mr. Flanagan and his family received additional travel, transportation, tuition and home-related benefits. His expatriate benefits, including the value of the standard and additional benefits, are reflected in the Summary Compensation Table. We believed these benefits are reasonable and appropriate because of the benefits, both short- and long-term, to be derived from a successful implementation of this important supply chain initiative.

The following graph shows the actual amounts of Mr. Flanagan’s annual compensation for fiscal 2010 through fiscal 2011:

Notes:

(1)	Mr. Flanagan joined Applied in February 2010. Accordingly, he received no compensation from Applied for years prior to 2010.
(2)	All dollar amounts in U.S. thousands.
(3)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards as required to be reported under SEC rules.
(4)	Does not include Mr. Flanagan’s $250,000 signing bonus payable in February 2010 and his $250,000 retention bonus payable in February 2011.

Separation Arrangements for NEOs

Applied does not have employment agreements with any of its NEOs, other than the benefits described above for Mr. Splinter.

The following table shows each NEO’s severance arrangements (if any), as well as any payments and benefits that each NEO would have been entitled to receive had he been terminated without cause as of October 30, 2011, the last day of fiscal 2011.

Severance Payments and Benefits

Named Executive Officer	Cash Payments	Vesting Acceleration	Other Benefits	Additional Change of Control Cash Payments, Vesting Acceleration and Other Benefits
Michael R. Splinter	$2,695,000	Option to purchase 300,000 shares of common stock	None	$0
George S. Davis	$0	None	None	$0
Mark R. Pinto	$0	None	None	$0
Randhir Thakur	$0	None	None	$0
Joseph G. Flanagan	$0	None	None	$0

If the amended and restated Employee Stock Incentive Plan is approved by Applied’s stockholders, the vesting of new equity awards under that plan to employees and other service providers, including the NEOs, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, new equity awards under that plan to employees and other service providers, including the NEOs, will be entitled to vesting acceleration of 100% of the unvested portion of each such award if the award holder is terminated without Cause or resigns employment with Applied for Good Reason (as such terms are defined in the plan), in each case, within the 12-month period following a change of control of Applied. The accelerated vesting described in the prior sentence will not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability. These benefits were included in order to provide our employees and other service providers with enhanced financial security, incentive and encouragement to remain with Applied, notwithstanding the possibility, threat or occurrence of such a termination of employment following a change of control of Applied. Please see “Proposal 2—Approval of Amended and Restated Employee Stock Incentive Plan” for more information.

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting effects on Applied and the tax effects on Applied and our employees. In allocating among different elements of compensation, we consider the accounting expense associated with each separate element of compensation and the potential reward of that element. Applied aims to limit total compensation expense while still meeting the goals of our compensation programs. For example, if compensation expense increases under one program, Applied may seek to decrease expenses under another program.

Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable, including, for example, the 401(k) plan, the Employees’ Stock Purchase Plan and the 2005 Plan. In choosing the elements of our compensation program and allocating among them, Applied considers whether the element may be “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied generally receives a federal income tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Employee Stock Incentive Plan and Bonus Plan were designed to permit the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. The Committee generally has granted to NEOs equity awards and bonuses that were intended to qualify as performance-based compensation under Code Section 162(m). Under Code Section 162(m), plans providing for compensation that is intended to be “performance-based” must be re-approved by stockholders at least every five years in order for new compensation under the plan to be fully deductible for federal tax purposes. Our Employee Stock Incentive Plan and Bonus Plan each were last approved by our stockholders at the 2007 Annual Meeting of Stockholders. The Committee now is seeking approval of an amended and restated Employee Stock Incentive Plan and reapproval of the Bonus Plan in order to allow us to continue to deduct in full compensation recognized by our NEOs in connection with equity awards and bonuses paid under those plans. Subject to the approval of these plans by our stockholders, the Committee intends to continue seeking a tax deduction for Applied’s executive compensation to the extent that the Committee determines that doing so is in Applied’s best interests.

Also, Section 280G, Section 4999 and Section 409A of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Applied has no policy or commitment to provide any NEO or director with any gross-up or other reimbursement for these additional taxes. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change of control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, the following directors were members of Applied’s Human Resources and Compensation Committee: Aart J. de Geus, Thomas J. Iannotti, Alexander A. Karsner, Willem P. Roelandts (Chair) and James E. Rogers. None of the Committee’s members has at any time been an officer or employee of Applied.

None of Applied’s named executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2011. Based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2012 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Willem P. Roelandts (Chair)

Aart J. de Geus

Thomas J. Iannotti

Alexander A. Karsner

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2009, 2010 and 2011 for the named executive officers.

Summary Compensation Table

For Fiscal 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Michael R. Splinter	2011	980,000	5,543,000	—	3,020,000	12,333	(4)	9,555,333
Chairman of the Board, President and Chief Executive Officer	2010	972,462	5,363,500	—	3,400,000	12,333	(4)	9,748,295
	2009	814,154	—	2,270,457	—	12,333	(4)	3,096,944

George S. Davis	2011	575,000	3,080,000	—	1,250,000	12,154	(5)	4,917,154
Executive Vice President, Chief Financial Officer	2010	559,131	2,682,000	—	1,500,000	12,473	(6)	4,753,604
	2009	426,185	—	1,513,638	—	15,110	(7)	1,954,933

Mark R. Pinto	2011	575,000	3,080,000	—	1,250,000	33,418	(8)	4,938,418
Executive Vice President, General Manager Energy and Environmental Solutions	2010	565,961	2,682,000	—	1,400,000	399,996	(9)	5,047,957
	2009	456,923	—	1,513,638	—	12,104	(10)	1,982,665

Randhir Thakur	2011	575,000	3,080,000	—	1,150,000	13,029	(11)	4,818,029
Executive Vice President, General Manager Silicon Systems Group	2010	554,885	2,682,000	—	1,600,000	13,993	(12)	4,850,878
	2009	407,077	—	1,513,638	—	13,073	(13)	1,933,788

Joseph G. Flanagan(14)	2011	500,000	2,156,000	—	900,000	733,867	(15)	4,289,867
Senior Vice President of Worldwide Operations and Supply Chain	2010	334,615	2,145,500	—	700,000	1,523,709	(16)	4,703,824
	2009	—	—	—	—	—		—

(1)	Amounts for fiscal 2009 reflect a 20% reduction in annual base salary. Amounts for fiscal 2010 reflect the impact of the 20% reduction in annual base salary, which base salary was restored shortly after the beginning of fiscal 2010.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts reported above in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards and option awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC on December 6, 2011. Stock awards consist only of performance shares, except for shares of performance-based restricted stock held by Mr. Splinter.
(3)	Amounts consist of bonuses earned under the Senior Executive Bonus Plan for services rendered in the respective fiscal years. For fiscal 2009, all named executive officers waived bonuses that may have otherwise been payable to them under the Senior Executive Bonus Plan.
(4)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Splinter of $1,308 in term life insurance premiums.
(5)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Davis of $1,129 in term life insurance premiums.
(6)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Davis of $1,109 in term life insurance premiums and (c) $339, the value of a gift presented to Mr. Davis at an event honoring Applied’s officers.
(7)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $1,007 in term life insurance premiums and $3,078 for supplemental medical benefits.
(8)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Pinto of $1,129 in term life insurance premiums, (c) Applied’s contribution of $800 to Dr. Pinto’s health savings account, (d) Applied’s payment on behalf of Dr. Pinto of $18,067 for certain expenses related to his overseas assignment in Beijing, China, and (e) the reimbursement to Dr. Pinto of $2,397 for taxes incurred in connection with his overseas assignment.
(9)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Pinto of $1,120 in term life insurance premiums, (c) $339, the value of a gift presented to Dr. Pinto at an event honoring Applied’s officers, (d) a lump-sum payment of $10,000 to cover incidental costs related to Dr. Pinto’s relocation from California to Beijing, China, (e) Applied’s payment on behalf of Dr. Pinto of $284,227 for certain relocation expenses, and (f) the reimbursement to Dr. Pinto of $93,285 for taxes incurred in connection with his relocation.

(10)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $1,079 in term life insurance premiums.
(11)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $1,129 in term life insurance premiums and (c) a payment of $875 to Dr. Thakur under Applied’s Patent Incentive Award Program.
(12)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $1,129 in term life insurance premiums, (c) a payment of $1,500 to Dr. Thakur under Applied’s Patent Incentive Award Program, and (d) $339, the value of a gift presented to Dr. Thakur at an event honoring Applied’s officers.
(13)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $908 in term life insurance premiums and $765 for supplemental medical benefits, and (c) a payment of $375 to Dr. Thakur under Applied’s Patent Incentive Award Program.
(14)	Mr. Flanagan joined Applied as Senior Vice President of Worldwide Operations and Supply Chain on February 16, 2010.
(15)	This amount consists of (a) Applied’s payment on behalf of Mr. Flanagan of $981 in term life insurance premiums, (b) $250,000, the second and final payment of a new hire bonus, (c) Applied’s payment on behalf of Mr. Flanagan of $323,924 for certain expenses related to his overseas assignment in Singapore and (d) the reimbursement to Mr. Flanagan of $158,962 for taxes incurred in connection with his overseas assignment.
(16)	This amount consists of (a) Applied’s payment on behalf of Mr. Flanagan of $736 in term life insurance premiums, (b) $293, the value of a gift presented to Mr. Flanagan at an event honoring Applied’s officers, (c) a new hire bonus of $250,000, (d) a lump-sum payment of $10,000 to cover incidental costs related to Mr. Flanagan’s relocation from Texas to Singapore, (e) a bonus payment of $5,000 made in connection with Mr. Flanagan’s relocation, (f) Applied’s payment on behalf of Mr. Flanagan of $829,351 for certain relocation expenses, which includes $295,800 related to the loss in value resulting from the sale of Mr. Flanagan’s home, and (g) the reimbursement to Mr. Flanagan of $428,329 for taxes incurred in connection with his relocation.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2011, which ended on October 30, 2011. The stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2011 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	12/6/2010	—	—	—	140,000	350,000	350,000	—	—	—	4,312,000
	12/6/2010	—	—	—	40,000	100,000	100,000	—	—	—	1,231,000
	—	0	1,715,000	5,000,000	—	—	—	—	—	—	—
George S. Davis	12/6/2010	—	—	—	100,000	250,000	250,000	—	—	—	3,080,000
	—	0	776,250	2,328,750	—	—	—	—	—	—	—
Mark R. Pinto	12/6/2010	—	—	—	100,000	250,000	250,000	—	—	—	3,080,000
	—	—	776,250	2,328,750	—	—	—	—	—	—	—
Randhir Thakur	12/6/2010	—	—	—	100,000	250,000	250,000	—	—	—	3,080,000
	—	0	776,250	2,328,750	—	—	—	—	—	—	—
Joseph G. Flanagan	12/6/2010	—	—	—	70,000	175,000	175,000	—	—	—	2,156,000
	—	0	575,000	1,725,000	—	—	—	—	—	—	—

(1)	Amounts shown were estimated possible payouts for fiscal 2011 under the Senior Executive Bonus Plan. These amounts were based on the individual officer’s fiscal 2011 base salary and position. The maximum amount shown is three times the target amount for each named executive officer, except for the amount for Mr. Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Actual bonuses received by the named executive officers for fiscal 2011 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Awards shown are stock awards and consist only of performance shares, except for an award to Mr. Splinter of 100,000 shares of restricted stock. All awards shown were granted under Applied’s Employee Stock Incentive Plan and were subject to the achievement of specific performance goals that related to annual adjusted operating profit margin. These goals were achieved in fiscal 2011 and accordingly, 25% of the awards vested on December 19, 2011 and the remaining 75% are scheduled to vest in three equal, annual installments beginning December 19, 2012 (subject to the named executive officers’ continued employment with Applied through each applicable vesting date).
(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718. The assumptions used to calculate the value of the awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC on December 6, 2011.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2011, which ended on October 30, 2011.

Outstanding Equity Awards at Fiscal 2011 Year-End

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael R. Splinter	705,000	—		—	17.56	12/7/2011	—		—	—		—
	900,000	—		—	19.20	12/13/2012	—		—	—		—
	1,200,000	—		—	15.72	5/12/2013	—		—	—		—
	600,000	300,000	(3)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	17,500	(4)	220,675	—		—
	—	—		—	—	—	1,875	(4)	23,644	—		—
	—	—		—	—	—	61,250	(5)	772,975	—		—
	—	—		—	—	—	6,563	(5)	82,825	—		—
	—	—		—	—	—	105,000	(6)	1,325,100	—		—
	—	—		—	—	—	15,000	(7)	189,150	—		—
	—	—		—	—	—	—		—	78,750	(8)	993,825
	—	—		—	—	—	—		—	210,000	(9)	2,650,200
	—	—		—	—	—	—		—	350,000	(10)	4,417,000
	—	—		—	—	—	—		—	22,500	(11)	283,725
	—	—		—	—	—	—		—	30,000	(12)	378,300
	—	—		—	—	—	—		—	100,000	(13)	1,261,000

George S. Davis	125,000	—		—	16.12	11/3/2011	—		—	—		—
	60,000	—		—	18.64	12/1/2012	—		—	—		—
	200,000	200,000	(14)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	30,625	(5)	386,488	—		—
	—	—		—	—	—	3,282	(5)	41,419	—		—
	—	—		—	—	—	60,000	(15)	757,200	—		—
	—	—		—	—	—	—		—	39,375	(16)	496,913
	—	—		—	—	—	—		—	120,000	(17)	1,514,400
	—	—		—	—	—	—		—	250,000	(18)	3,155,000

Mark R. Pinto	125,000	—		—	16.12	11/3/2011	—		—	—		—
	81,000	—		—	18.64	12/1/2012	—		—	—		—
	200,000	200,000	(14)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	35,000	(5)	441,700	—		—
	—	—		—	—	—	3,750	(5)	47,325	—		—
	—	—		—	—	—	60,000	(15)	757,200	—		—
	—	—		—	—	—	—		—	45,000	(19)	567,900
	—	—		—	—	—	—		—	120,000	(17)	1,514,400
	—	—		—	—	—	—		—	250,000	(18)	3,155,000

Randhir Thakur	250,000	200,000	(14)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	19,688	(20)	248,463	—		—
	—	—		—	—	—	2,110	(20)	26,628	—		—
	—	—		—	—	—	7,032	(20)	88,744	—		—
	—	—		—	—	—	60,000	(15)	757,200	—		—
	—	—		—	—	—	—		—	25,312	(21)	319,437
	—	—		—	—	—	—		—	84,375	(22)	1,064,813
	—	—		—	—	—	—		—	120,000	(17)	1,514,400
	—	—		—	—	—	—		—	250,000	(18)	3,155,000

Joseph G. Flanagan	—	—		—	—	—	131,250	(23)	1,656,375	—		—
	—	—		—	—	—	—		—	175,000	(24)	2,208,500

(1)	Unless otherwise indicated, stock awards consist only of performance shares, which will be converted into Applied common stock on a one-to-one basis upon vesting. In December 2011, the Board’s Human Resources and Compensation Committee determined that the performance goals associated with the equity plan incentive awards reported in this table were either fully or partially achieved for fiscal 2011. Accordingly, all or certain portion of these awards were earned and vested, as indicated in applicable footnotes below.
(2)	The market value of stock awards was determined by multiplying the number of shares by the closing price of Applied common stock of $12.62 on October 28, 2011, the last trading day of fiscal 2011, as reported on the Nasdaq Global Select Market.
(3)	The option was granted on March 9, 2009. Assuming continued employment with Applied, 300,000 shares are scheduled to become exercisable on April 1, 2012.
(4)	The performance-based restricted stock was granted on December 10, 2007. These shares vested on December 19, 2011.
(5)	The performance shares were granted on December 10, 2007. These shares vested on December 19, 2011.
(6)	The performance shares were granted on January 19, 2010. Of these, 35,000 shares vested on December 19, 2011 and, assuming continued employment with Applied through each vest date, 35,000 shares are scheduled to vest on December 19 of each of 2012 and 2013.
(7)	The performance-based restricted stock was granted on January 19, 2010. Of these, 5,000 shares vested on December 19, 2011 and, assuming continued employment with Applied, 5,000 shares are scheduled to vest on December 19 of each of 2012 and 2013.
(8)	The performance shares were granted on December 10, 2007. Of these, 43,313 shares vested on December 19, 2011 and 35,437 shares were forfeited as specified performance goals were not fully achieved.
(9)	The performance shares were granted on January 19, 2010. Of these, 73,500 shares vested on December 19, 2011 and, assuming continued employment with Applied, 36,750 shares are scheduled to vest on December 19 of each of 2012 and 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 47,250 shares are scheduled to vest on December 19, 2012 and 15,750 shares are scheduled to vest on December 19, 2013.
(10)	The performance shares were granted on December 6, 2010. Of these, 87,500 shares vested on December 19, 2011 and, assuming continued employment with Applied, 87,500 shares are scheduled to vest on December 19 of each of 2012, 2013 and 2014.
(11)	The performance-based restricted stock was granted on December 10, 2007. Of these, 12,375 shares vested on December 19, 2011 and 10,125 shares were forfeited as specified performance goals were not fully achieved.
(12)	The performance-based restricted stock was granted on January 19, 2010. Of these, 10,500 shares vested on December 19, 2011 and, assuming continued employment with Applied, 5,250 shares are scheduled to vest on December 19 of each of 2012 and 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 6,750 shares are scheduled to vest on December 19, 2012 and 2,250 shares are scheduled to vest on December 19, 2013.
(13)	The performance-based restricted stock was granted on December 6, 2010. Of these, 25,000 shares vested on December 19, 2011 and, assuming continued employment with Applied, 25,000 shares are scheduled to vest on December 19 of each of 2012, 2013 and 2014.
(14)	The option was granted on March 9, 2009. Assuming continued employment with Applied, these shares are scheduled to become exercisable on April 1, 2012.
(15)	The performance shares were granted on January 19, 2010. Of these, 20,000 shares vested on December 19, 2011 and, assuming continued employment with Applied, 20,000 shares are scheduled to vest on December 19 on each of 2012 and 2013.
(16)	The performance shares were granted on December 10, 2007. Of these, 21,656 shares vested on December 19, 2011 and 17,719 shares were forfeited as specified performance goals were not fully achieved.
(17)	The performance shares were granted on January 19, 2010. Of these, 42,000 shares vested on December 19, 2011 and, assuming continued employment with Applied, 21,000 shares are scheduled to vest on December 19 on each of 2012 and 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 27,000 shares are scheduled to vest on December 19, 2012 and 9,000 shares are scheduled to vest on December 19, 2013.
(18)	The performance shares were granted on December 6, 2010. Of these, 62,500 shares vested on December 19, 2011 and, assuming continued employment with Applied, 62,500 shares are scheduled to vest on December 19 of each of 2012, 2013 and 2014.
(19)	The performance shares were granted on December 10, 2007. Of these, 24,750 shares vested on December 19, 2011 and 20,250 shares were forfeited as specified performance goals were not fully achieved.
(20)	The performance shares were granted on May 27, 2008. These shares vested on December 19, 2011.
(21)	The performance shares were granted on May 27, 2008. Of these, 13,922 shares vested on December 19, 2011 and 11,390 shares were forfeited as specified performance goals were not fully achieved.
(22)	The performance shares were granted on May 27, 2008. Of these, 46,406 shares vested on December 19, 2011 and 37,969 shares were forfeited as specified performance goals were not fully achieved.
(23)	The performance shares were granted on February 16, 2010. Assuming continued employment with Applied, 43,750 shares are scheduled to vest on March 1 of each of 2012, 2013 and 2014.
(24)	The performance shares were granted on December 6, 2010. Of these, 43,750 shares vested on December 19, 2011 and, assuming continued employment with Applied, 43,750 shares are scheduled to vest on December 19 of each of 2012, 2013 and 2014.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2011, which ended on October 30, 2011.

Option Exercises and Stock Vested For Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael R. Splinter	—	—	269,062	3,661,278
George S. Davis	200,000	1,606,000	110,468	1,503,469
Mark R. Pinto	200,000	1,548,000	122,500	1,667,225
Randhir Thakur	150,000	795,000	67,108	913,340
Joseph G. Flanagan	—	—	43,750	708,750

(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 125,603 shares for Mr. Splinter; 51,570 shares for Mr. Davis; 57,187 shares for Dr. Pinto; 31,328 shares for Dr. Thakur; and 15,725 shares for Mr. Flanagan.
(2)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested, except for the value realized by Mr. Splinter upon the vesting of 65,625 shares of restricted stock, which equals the difference between $0.01, the per share purchase price of the restricted stock, and the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

None of the named executive officers had any accumulated pension benefits as of the end of fiscal 2011 under any of Applied’s defined benefit pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 Plan”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 Plan allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The Predecessor Plan allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible annual bonus payments, if any. The Predecessor Plan was frozen effective December 31, 2004 so that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deferred amounts, plus deemed interest thereon, are generally payable on the date selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. The 2005 Plan is discussed further in the section entitled “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

The following table shows certain information for the named executive officers under the Deferred Compensation Plans.

Non-Qualified Deferred Compensation

For Fiscal 2011

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—	—	—	—	—
George S. Davis	—	—	24,965	—	858,086
Mark R. Pinto	—	—	—	—	—
Randhir Thakur	—	—	—	—	—
Joseph G. Flanagan	—	—	—	—	—

(1)	There were no above-market or preferential earnings for fiscal 2011.

Employment Contract

On April 21, 2003, Applied entered into an agreement with Michael R. Splinter, which was amended and restated on December 8, 2008. Under the agreement, if Mr. Splinter’s employment is terminated without cause, he would be entitled to receive a lump sum payment equal to 275% of his then current annual base salary. The agreement also provides that if his employment is terminated without cause, any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. The agreement further provides that in the event of the termination of his employment, Mr. Splinter would resign from the Board, unless requested otherwise.

If Applied had terminated Mr. Splinter’s employment without cause on October 28, 2011, the last business day of Applied’s fiscal 2011, Mr. Splinter would have received the following severance benefits under his amended and restated employment agreement: (a) a lump sum payment of $2,695,000, which is 275% of his annual base salary at the end of fiscal 2011 and (b) acceleration of the vesting of a stock option to purchase 300,000 shares of common stock. Based on the difference between the exercise price of $8.58 for this option and $12.62, the closing price of Applied common stock on October 28, 2011, the net value of this option on that date would have been $1,212,000.

None of the other named executive officers has an employment or severance agreement with Applied. If the amended and restated Employee Stock Incentive Plan (the “Stock Plan”) is approved by our stockholders at the Annual Meeting, the vesting of equity awards granted under the amended and restated Stock Plan on or after the date of the Annual Meeting, including awards held by our executive officers, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or substitute for those outstanding awards. Also, awards granted under the amended and restated Stock Plan to participants, including our executive officers, on or after the date of the Annual Meeting, but before a change of control of Applied, generally will be entitled to 100% vesting acceleration if the participant is terminated without cause or resigns employment with Applied for good reason (as such terms are defined in the Stock Plan), in each case, within the 12-month period following a change of control of Applied. However, the accelerated vesting described in the prior sentence will not apply if the applicable award agreement specifically states that it will not apply or if the individual’s employment is terminated due to his or her death or disability.

Policies and Procedures with Respect to Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Applied’s preference to avoid related person transactions.

Applied’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related person transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Applied;

•	any person who is known to be the beneficial owner of more than 5% of Applied’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of SEC Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Applied’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Applied’s Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or appear to cause a conflict of interest. Applied’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related person transactions will be disclosed in Applied’s applicable filings with the SEC as required under SEC rules.

Certain Relationships and Related Transactions

None.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to options and other equity awards under Applied’s equity compensation plans as of October 30, 2011:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(In millions, except prices)
Equity compensation plans approved by security holders	47		$10.85	137	(3)
Equity compensation plans not approved by security holders	11	(4)	$16.98	73	(5)

Total	58		$13.05	210

(1)	Includes only options and restricted stock units (also referred to as “performance shares” under the Applied Materials, Inc. Employee Stock Incentive Plan) outstanding under Applied’s equity compensation plans, as no stock warrants or other rights were outstanding as of October 30, 2011.
(2)	The weighted average exercise price calculation does not take into account any restricted stock units as they have a de minimis purchase price.
(3)	Includes 50 million shares of Applied common stock available for future issuance under the Applied Materials, Inc. Employees’ Stock Purchase Plan. Of these 50 million shares, 2 million are subject to purchase during the purchase period in effect as of October 30, 2011.
(4)	Includes options to purchase 1 million shares of Applied common stock assumed through various mergers and acquisitions, after giving effect to the applicable exchange ratios. The assumed options had a weighted average exercise price of $14.09 per share. No further shares are available for issuance under the plans under which these assumed awards were granted.
(5)	Includes 3 million shares of Applied common stock available for future issuance under the Applied Materials, Inc. Stock Purchase Plan for Offshore Employees. Of these 3 million shares, 1 million are subject to purchase during the purchase period in effect as of October 30, 2011.

In addition to the options and other equity awards under Applied’s plans as of October 30, 2011 described above, subsequent to the end of fiscal year 2011 and as part of the acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”) in November 2011, Applied assumed certain outstanding options under Varian’s two stock plans then in effect. After giving effect to the merger exchange ratio, these Varian options were converted into options to purchase 5 million shares of Applied common stock. The converted options had a weighted average exercise price of $4.85 per share. No further shares are available for issuance under the Varian plans.

Applied has the following equity compensation plans that have not been approved by stockholders:

2000 Global Equity Incentive Plan.    The 2000 Global Equity Incentive Plan (the “2000 Plan”) was adopted effective as of June 21, 2000. The 2000 Plan provides for the grant of non-qualified stock options to employees other than officers and directors. The administrator of the 2000 Plan (either the Board of Directors of Applied or a committee appointed by the Board) determines the terms and conditions of all stock options granted; provided, however, that (1) the exercise price generally may not be less than 100 percent of the fair market value (on the date of grant) of the stock covered by the option, and (2) the term of options can be no longer than 10 years (or 13 years in the event of death). A total of 147 million shares have been authorized for issuance under the 2000 Plan, and 70 million shares remain available for issuance as of October 30, 2011.

Stock Purchase Plan for Offshore Employees.    The Stock Purchase Plan for Offshore Employees (the “Offshore ESPP”) was adopted effective as of October 16, 1995 for the benefit of employees of Applied’s participating affiliates (other than United States citizens or residents). The Offshore ESPP provides for the grant of options to purchase shares of Applied common stock through payroll deductions pursuant to one or more offerings. The administrator of the Offshore ESPP (the Board of Directors of Applied or a committee appointed by the Board) determines the terms and conditions of all options prior to the start of an offering, including the purchase price of shares, the number of shares covered by the option and when the option may be exercised. All options granted as part of an offering must be granted on the same date. Prior to December 7, 2009, a total of 16 million shares had been authorized for issuance under the Offshore ESPP. Effective December 7, 2009, Applied amended the Offshore ESPP to increase the number of shares available for issuance under such plan by 5 million shares and correspondingly amended the stockholder-approved Applied Materials, Inc. Employees’ Stock Purchase Plan (the “U.S. ESPP”) to reduce the number of shares available for issuance under such plan by 5 million shares. Accordingly, as of October 30, 2011 a total of 21 million shares have been authorized for issuance under the Offshore ESPP, and 3 million shares remain available for issuance. These plan amendments did not result in any increase in the total aggregate number of shares authorized for issuance under the Offshore ESPP and the U.S. ESPP.

Nonemployee Director Share Purchase Plan.    The Applied Materials, Inc. Nonemployee Director Share Purchase Plan was adopted effective March 22, 2005. The Nonemployee Director Share Purchase Plan provides a method by which non-employee directors may purchase Applied common stock at 100% of fair market value on the purchase date by foregoing cash they have earned as retainer fees or meeting fees. The shares generally are purchased at the same time the directors otherwise would have been paid the fees in cash. Since the directors pay full fair market value for the shares, there is no reserved amount of shares under this plan and, accordingly, the table above does not include any set number of shares available for future issuance under the plan.

Applied Materials Profit Sharing Scheme.    The Applied Materials Profit Sharing Scheme was adopted effective July 3, 1996 to enable employees of Applied Materials Ireland Limited and its participating subsidiaries to purchase Applied common stock at 100% of fair market value on the purchase date. Under this plan, eligible employees may elect to forego a certain portion of their base salary and certain bonuses they have earned and that otherwise would be payable in cash to purchase shares of Applied common stock at full fair market value. Since the eligible employees pay full fair market value for the shares, there is no reserved amount of shares under this plan and, accordingly, the table above does not include any set number of shares available for future issuance under the plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock, to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2011, all Section 16(a) filing requirements were satisfied on a timely basis.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2013 Annual Meeting

Stockholders may submit proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement for our 2013 Annual Meeting of Stockholders, it must be received at our offices on or before September 25, 2012. If you intend to submit a proposal at the 2013 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 21, 2012 and no later than December 21, 2012. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact: Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 30, 2011 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

January 23, 2012

Appendix A

APPLIED MATERIALS, INC.

EMPLOYEE STOCK INCENTIVE PLAN

(March 6, 2012 Amendment and Restatement)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Units, Performance Shares, and Restricted Stock Units. The Plan is effective as of March 6, 2012 (the “Effective Date”), subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2012 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to: (1) encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s stockholders, and (2) permit the payment of compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1933 Act” means the Securities Act of 1933, as amended. Reference to a specific section of the 1933 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4 “Annual Meeting” means the Company’s annual meeting of stockholders.

2.5 “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company’s common stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.6 “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Awards, Restricted Stock Units, Performance Units or Performance Shares.

2.7 “Award Agreement” means the written agreement (which may be in electronic form) setting forth the terms and conditions applicable to each Award granted under the Plan.

2.8 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9 “Cash Flow” means as to any Performance Period, cash generated from business activities.

2.10 “Cause” means the occurrence of any of the following: (a) an act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee and intended to result in his or her substantial personal enrichment; (b) the Participant being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company; or (y) any felony; (c) a willful act by the Participant that constitutes gross misconduct; (d) the Participant’s willful and continued failure to perform the reasonable duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the Company that describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties and/or responsibilities and the Participant has not corrected such failure within 30 days of such written demand; or (e) a material violation by the Participant of any written, material Company employment policy or standard of conduct.

2.11 “Change of Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company. For purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered an additional Change of Control; or

(b) A change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or for purposes of this subsection (b), once any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered an additional Change of Control; or

(c) A change in the ownership of a “substantial portion of the Company’s assets”, as defined herein. For this purpose, a “substantial portion of the Company’s assets” shall mean assets of the Company having a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such change in ownership. For purposes of this subsection (c), a change in ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that constitute a “substantial portion of the Company’s assets.” For purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.11, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if its primary purpose is to: (1) change the state of the Company’s incorporation, or (2) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.12 “Code” means the Internal Revenue Code of 1986, as amended . Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.13 “Committee” means the committee appointed by the Board (pursuant to Section 3 . 1) to administer the Plan.

2.14 “Company” means Applied Materials, Inc. , a Delaware corporation, or any successor thereto.

2.15 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is not an Employee or a Director.

2.16 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or attainment of customer ratings.

2.17 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.18 “Director” means any individual who is a member of the Board of Directors of the Company.

2.19 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code. In the case of Awards other than Incentive Stock Options, the Committee, in its discretion, may determine that a different definition of Disability shall apply in accordance with standards adopted by the Committee from time to time.

2.20 “Earnings Per Share” means as to any Performance Period, the Company’s Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding for the Performance Period.

2.21 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.

2.22 “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Sections 4.3 or 4.5, nor (ii) transfer or other disposition permitted under Sections 13.7 and 13.8. The implementation of any Exchange Program is subject to stockholder approval as required under Section 3.2.

2.23 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or SAR.

2.24 “Fair Market Value” means the closing per share selling price for Shares on the relevant date, or if there were no sales on such date, the average of the closing sale prices on the immediately following and preceding trading dates, in either case as reported by the NASDAQ Global Select Market/National Market or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.25 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.26 “Fiscal Year” means the fiscal year of the Company.

2.27 “Good Reason” means without the Participant’s written consent: (a) a material reduction in the Participant’s level of base salary, unless such reduction is no greater (in terms of percentage) than base salary reductions imposed on all or substantially all of the Company’s employees; or (b) a material relocation of the Participant’s principal place of employment by at least 50 miles. In order for a termination to be for “Good Reason,” the Participant must (x) provide notice to the Company of the Good Reason condition within 90 days of the initial existence of the condition, (y) give the Company at least 30 days to remedy such condition, and (z) actually terminate the Participant’s employment within six months following the initial existence of the condition.

2.28 “Grant Date” means, with respect to an Award, the date on which the Committee makes the determination granting such Award, or such later date as is determined by the Committee at the time it approves the grant. With respect to an Award granted under the automatic grant provisions of Section 12, “Grant Date” means the applicable date of grant specified in Section 12. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.29 “Incentive Stock Option” means an Option to purchase Shares that by its terms qualifies as and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.30 “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).

2.31 “Market Share” means as to any Performance Period, the percentage of a market segment with respect to one or more products or services.

2.32 “Nonemployee Director” means a Director who is not an employee of the Company or any Affiliate.

2.33 “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.34 “Operating Profit” means as to any Performance Period, the difference between revenue and related costs of products sold and operating expenses, excluding income derived from other sources and before other income deductions.

2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.36 “Participant” means the holder of an outstanding Award.

2.37 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Earnings Per Share, (d) Margin, (e) Market Share, (f) Operating Profit, (g) Product Development and Quality, (h) Profit, (i) Return on Capital, (j) Return on Equity, (k) Revenue and (l) Total Shareholder Return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.38 “Performance Period” means any Fiscal Year (or period of four (4) consecutive Fiscal Quarters) or such other period longer than a Fiscal Year, as determined by the Committee in its sole discretion.

2.39 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.40 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.41 “Plan” means the Applied Materials, Inc. Employee Stock Incentive Plan, as set forth in this instrument and as hereafter amended from time to time. The Plan formerly was named the Applied Materials, Inc. 1995 Equity Incentive Plan.

2.42 “Product Development and Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the design, creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design or use specifications or requirements not to exceed specified defect levels.

2.43 “Profit” means as to any Performance Period, income.

2.44 “Restricted Stock” means restricted Shares granted pursuant to a Restricted Stock Award.

2.45 “Restricted Stock Award” means an Award granted to a Participant pursuant to Section 7.

2.46 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.

2.47 “Retirement” means, in the case of an Employee, the first to occur of: (a) a Termination of Service occurring on or after age sixty-five (65), or (b) a Termination of Service occurring on or after age sixty (60) with at least ten (10) full Years of Service. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.48 “Return on Capital” means as to any Performance Period, Profit divided by invested capital.

2.49 “Return on Equity” means as to any Performance Period, the percentage equal to Profit divided by stockholder’s equity.

2.50 “Revenue” means as to any Performance Period, net sales.

2.51 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.52 “Section 16(b)” means Section 16(b) of the 1934 Act.

2.53 “Section 16 Person” means an individual who, with respect to Shares, is subject to Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

2.54 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.55 “Shares” means the shares of common stock of the Company.

2.56 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.57 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or if Section 424(f) of the Code is modified after the Effective Date, a “subsidiary corporation” as defined in Section 424(f) of the Code.

2.58 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (c) any other Company (or Affiliate) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).

2.59 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability or non-reelection to the Board. The Committee, in its discretion, may specify in an Award Agreement whether or not a Termination of Service will be deemed to occur when a Participant changes capacities (for example, when an Employee ceases to be such but immediately thereafter becomes a Consultant).

2.60 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price, including treatment of dividends as determined by the Committee) of a Share.

2.61 “Years of Service” means, in the case of an Employee, the number of full months from the Employee’s latest hire date with the Company or an Affiliate to the date in question, divided by twelve (12). The Employee’s latest hire date shall be determined after giving effect to the non-401(k) Plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such Policy may be amended or superseded from time to time. With respect to a Nonemployee Director, “Years of Service” means the number of years of continuous service on the Board of Directors.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are (a) “outside directors” under Section 162(m), and (b) “non-employee directors” under Rule 16b-3. Until and unless determined otherwise by the Board, the Committee shall be the Human Resources & Compensation Committee of the Board.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Minimum Vesting Periods. Notwithstanding any contrary provision of the Plan (but subject to the following sentence), the vesting period for an Award shall expire in full no earlier than (a) the third (3rd) annual anniversary of the grant date if the vesting period expires solely as the result of continued employment or service, and (b) the first (1st) annual anniversary of the grant date if expiration of the vesting period is conditioned on achievement of performance objectives and does not expire solely as the result of continued employment or service. The preceding minimum vesting periods shall not apply with respect to Awards to Nonemployee Directors under Section 12, or to an Award if determined by the Committee (in its discretion): (a) due to death, Disability, Retirement, or major capital change, (b) with respect to Options and SARs, or (d) with respect to Awards other than Options and SARs covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan,

3.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company, except that the Committee may not delegate all or any part of its authority under the Plan with respect to Awards granted to any individual who is subject to Section 16(b). Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify. To the extent of any delegation by the Committee, references to the Committee in this Plan and any Award Agreement shall be deemed also to include reference to the applicable delegate(s).

3.5 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available issuance under the Plan shall not exceed the sum of (a) 125,000,000, plus (b) the 367,200,000 that were reserved for issuance prior to the Effective Date. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares. As of January 15, 2012, 73,473,915 Shares remained available for grant under the Plan.

4.2 Lapsed Awards. If an Award expires without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than

Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares covered by Awards that are surrendered or cancelled under any Exchange Program will not again be available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend (other than regular, ongoing dividends) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number and class of Shares which may be added annually to the Shares reserved under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1, 9.1, and 10.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.4 Full Value Awards. Grants of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units under the Plan shall count against the numerical limits in Section 4.1 of the Plan as two Shares for every one Share subject thereto. If Shares acquired pursuant to Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted on or after the Effective Date are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, two times the number of Shares so forfeited shall become available for issuance. For purposes of clarification, if Shares acquired pursuant to any Awards granted prior to the Effective Date are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, one times the number of Shares so forfeited shall become available for issuance.

4.5 Change of Control. In the event of a Change of Control, each outstanding Award will be treated as the Committee (in its discretion) determines, including, without limitation, that each Award be assumed or an equivalent option or right be substituted by the successor corporation or a parent or Subsidiary of the successor corporation. The Committee will not be required to treat all Awards similarly in the transaction.

4.5.1 Non-Assumption of Awards. If, in connection with a Change of Control, the successor corporation (or a parent or Subsidiary of the successor corporation) does not assume or substitute outstanding Awards that were granted on or after the Effective Date, then, with respect to such Awards and no later than immediately prior to the Change of Control: (a) each Participant will vest fully in, and have the right to exercise, all of such Awards that are Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, (b) all other such Awards that are not Options or SARs will fully vest and any applicable restrictions will lapse, and (c) with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or SAR granted on or after the Effective Date is not assumed or substituted in the event of a Change of Control, the Option or Stock Appreciation Right will terminate upon the Change of Control provided that either (1) before the Change of Control, the Committee notifies the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Committee in its sole discretion, or (2) immediately after the Change of Control, the Participant receives a cash payment equal to the Fair Market Value (calculated at the time of the Change of Control) of the Shares covered by the Option or SAR, minus the Exercise Price of the Shares covered by the Option or SAR. All Awards that become fully vested pursuant to this Section 4.5.1 will terminate and expire upon the occurrence of the Change of Control.

4.5.2 Assumption. For the purposes of this Section 4.5, an Award will be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of any other Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change of Control. Notwithstanding anything in this Section 4.5 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of 4,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional 4,500,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock option shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the other provisions of this Section 5.3, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Nonemployee Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the Award Agreement; or

(b) The expiration of seven (7) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death. With respect to extensions that were not included in the original terms of the Option but were provided by the Committee after the Grant Date, if at the time of any such extension, the Exercise Price of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (a) the maximum term of the Option as set by its original terms, or (b) ten (10) years from the Grant Date.

5.4.3 Committee Discretion. Subject to the seven (7) and ten (10)-year limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 5.4.3(b), if, at the time of any such extension, the Exercise Price of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 5.4.3 shall comply with Section 409A to the extent applicable.

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. An Option may not be exercised for a fraction of a Share. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. In order to exercise an Option, the Participant shall give notice in the form specified by the Company and follow such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time.

The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3 of the Plan.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.5 Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs (and/or Options) covering more than a total of 4,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional 4,500,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, SARs may be granted with a per Share Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to the rules of Section 5.3.3, which also shall apply to SARs.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued under the SAR, except as provided in Section 4.3 of the Plan.

SECTION 7

RESTRICTED STOCK AWARDS

7.1 Grant of Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 1,500,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,500,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units).

7.2 Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee (or its designee(s)) determine otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7 or Section 13.8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the Participant’s continued employment or service with the Company and its Affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying Restricted Stock Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Awards which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may require that a legend be placed on the certificates representing Restricted Stock to give appropriate notice of the applicable restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock Award shall be released from escrow as soon as practicable after the last day of the vesting period. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend(s) under Section 7.4.3 removed from his or her Share certificate(s), and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company

7.6 Voting Rights. During the vesting period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall be forfeited to the Company and, except as otherwise determined by the Committee and subject to Section 4.2, again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units granted to each Participant provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $15,000,000.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify any applicable Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit and may accelerate the time at which any restrictions will lapse or be removed.

8.5 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and, except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares. Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 1,500,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,500,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units).

9.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that any performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. In that case, the Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Share and may accelerate the time at which any restrictions will lapse or be removed.

9.6 Form and Timing of Payment of Performance Shares. Payment of vested Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 10

RESTRICTED STOCK UNITS

10.1 Grant of Restricted Stock Units. Restricted Stock Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 1,500,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,500,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares).

10.2 Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3 Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4 Vesting and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

10.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that any performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. In that case, the Performance

Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10.5 Earning of Restricted Stock Units. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any vesting condition that must be met to receive a payout for such Restricted Stock Unit and may accelerate the time at which any restrictions will lapse or be removed.

10.6 Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement (subject to any deferral permitted under Section 13.1) or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

10.7 Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 11

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

11.1 General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan. The Committee, in its discretion, also may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may, in the discretion of the Committee, be made subject to the achievement of one or more Performance Goals.

11.3 Procedures. To the extent necessary to comply with the “performance-based compensation” provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under such section, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) determine the Performance Period, (iii) establish the Performance Goals and amounts that may be earned for the Performance Period, and (iv) determine any other terms and conditions applicable to the Award(s).

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified “performance-based compensation” under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as “performance-based compensation” under Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.5 Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a termination of employment following a Change of Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

SECTION 12

NONEMPLOYEE DIRECTOR AWARDS

12.1 General. As determined in the discretion of the Committee, Nonemployee Directors will be eligible to be granted all types of Awards under this Plan, including discretionary Awards not covered under this Section 12. All grants of Restricted Stock Units to Nonemployee Directors pursuant to this Section 12 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

12.2 Awards.

12.2.1 Initial Awards. Each Nonemployee Director who first becomes a Nonemployee Director on or after the Effective Date, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Award of Restricted Stock Units (the “Initial Award”). The number of Restricted Stock Units subject to the Initial Award will be equal to (a) the value obtained by multiplying (x) $200,000 times (y) a fraction, the numerator of which is the actual number of days between the date of the Nonemployee Director’s appointment or election and the scheduled date of the next following Annual Meeting, and the denominator of which is 365, which such resulting value divided by (b) the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Share. The Nonemployee Director shall not receive an Initial Award if he or she is first appointed or elected as a Non employee Director on the date of an Annual Meeting and instead shall receive an Ongoing Award pursuant to Section 12.2.2 on that date.

12.2.2 Ongoing Awards.On the date of each Annual Meeting beginning in 2012, but after any stockholder votes taken on such date, each Nonemployee Director who is appointed or elected as a Nonemployee Director on the date of the Annual Meeting automatically shall receive, as of such date, an Award of the number of Restricted Stock Units equal to $200,000 divided by the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Performance Share (the “Ongoing Award”). Notwithstanding the foregoing, each Nonemployee Director who is required to tender a resignation following such Annual Meeting in accordance with the Company’s majority voting policy for election of directors shall not receive an Ongoing Award, unless the Board determines not to accept his or her resignation in accordance with the Company’s policy, in which case such Nonemployee Director automatically shall receive the Ongoing Award on the date the Board makes a determination not to accept such resignation.

12.3 Terms of Initial Award and Ongoing Awards.

12.3.1 Award Agreement. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall be evidenced by a written Award Agreement (which may be in electronic form) between the Participant and the Company.

12.3.2 Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

12.3.3 Vesting and Other Terms. Subject to the other provisions of Section 12.3, each Initial Award and Ongoing Award shall be earned and paid out as to one hundred percent (100%) of the Shares subject to the Initial Award or Ongoing Award, as applicable, on the next following March 1 (or, if earlier, on the date immediately before the date of the Annual Meeting of Stockholders that next follows the Grant Date). Notwithstanding the preceding, once a Participant ceases to be a Director, his or her Restricted Stock Units which are not then earned shall never be earned or paid out and shall be immediately forfeited, except to the extent provided in Section 12.3.4 and Section 12.3.5.

12.3.4 Disability of Participant. If a Participant has a Termination of Service due to Disability prior to the vesting of Restricted Stock Units, then one hundred percent (100%) of the Restricted Stock Units shall immediately become vested and payable, subject to the terms and conditions of any deferral pursuant to Section 12.3.8.

12.3.5 Death of Participant. If a Participant dies while serving as a Director prior to the vesting of his or her Restricted Stock Units, then one hundred percent (100%) of the Restricted Stock Units shall immediately become vested and payable, subject to the terms and conditions of any deferral pursuant to Section 12.3.8.

12.3.6 Earning of Restricted Stock Units. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period, to be determined as a function of the extent to which the corresponding vesting provisions have been achieved.

12.3.7 Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units shall be made as soon as practicable after the expiration of the applicable vesting period. The Committee, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable vesting period) or in a combination thereof. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide a Nonemployee Director with the opportunity to defer the receipt of earned Restricted Stock Units that would otherwise be delivered to such Nonemployee Director under this Section 12. Any such deferral shall be subject to such rules, conditions and procedures as shall be determined by the Committee in its sole discretion, which rules, conditions and procedures shall comply with the requirements of Section 409A, unless otherwise specifically determined by the Committee.

12.3.8 Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

12.3.9 Other Terms. All provisions of the Plan not inconsistent with this Section 12 shall apply to Restricted Stock Units granted to Nonemployee Directors, including but not limited to the provisions of Section 10.

12.4 Amendments. The Committee, in its sole discretion, at any time may change the number of Restricted Stock Units to be granted (after the date of the amendment) as the Initial Award and Ongoing Awards.

12.5 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Shares or Awards granted under the Plan. The number of Shares (or covered by Awards) received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share (or of the Award) on the date that the compensation otherwise would have been paid to the Nonemployee Director, rounded down to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 12.5 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise expressly determined by the Committee, the elections permitted under this Section 12.5 shall comply with Section 409A.

SECTION 13

ADDITIONAL PROVISIONS

13.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

13.2 Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, including with respect to any ambiguities or ambiguous terms, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

13.3 No Effect on Employment or Service. Nothing in the Plan or any Award shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

13.4 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

13.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 13.7. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company for estate planning or charitable purposes. Any such transfer shall be made as a gift (i.e., without consideration) and in accordance with such procedures as the Committee may specify from time to time.

13.9 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

13.10 Vesting of Awards following Change of Control. If, within 12 months after a Change of Control, a Participant’s employment is terminated by the Company without Cause, or the Participant voluntary terminates his or her employment with Good Reason, the vesting of each outstanding Award held by such Participant that was both granted prior to the Change of Control and on or after the Effective Date shall be accelerated as described in Section 4.5.1. If a Participant who is a Nonemployee Director ceases to be such as of the date of a Change of Control (and does not become a member of the board of directors of the successor corporation, or a parent of the successor corporation), the vesting of each outstanding Award then held by the Participant that was granted on or after the Effective Date shall be accelerated as described in Section 4.5.1, as if the Award was not assumed or substituted for in the Change of Control. The accelerated vesting provided by this Section 13.10 shall not apply to an Award if: (a) the applicable Award Agreement specifically provides that the provisions of this Section 13.10 shall not apply to the Award, or (b) the Participant’s employment or service on the Board is terminated due to the Participant’s death or Disability.

SECTION 14

AMENDMENT, TERMINATION, AND DURATION

14.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. In addition, an amendment will be subject to stockholder approval if the Committee or the Board, in their sole discretion, deems such amendment to be a material amendment, except with respect to such an amendment that will impact Awards covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan. The following amendments shall be deemed material amendments for purposes of the preceding sentence: (a) material increases to the benefits accrued to Participants under the Plan; (b) increases to the number of securities that may be issued under the Plan; (c) material modifications to the requirements for participation in the Plan, and (d) the addition of a new provision allowing the Committee to lapse or waive restrictions at its discretion. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.2 Duration of the Plan. The Plan shall be effective as of the Effective Date, and subject to Section 14.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after January 19, 2022.

SECTION 15

TAX WITHHOLDING

15.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

15.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Committee in its discretion from time to time, these methods may include one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or remitted, provided the delivery of such Shares will not result in any adverse accounting consequences as the Committee determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations required to be withheld, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Committee, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 16

LEGAL CONSTRUCTION

16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3 Requirements of Law. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

16.5 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.6 Inability to Obtain Authority. The Company will not be required to issue any Shares, cash or other property under the Plan unless all the following conditions are satisfied: (a) the admission of the Shares or other property to listing on all stock exchanges on which such class of stock or property then is listed; (b) the completion of any registration or other qualification or rule compliance of the Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental regulatory body, as counsel to the Company, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. federal, state or other governmental agency, which counsel to the Company, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Grant Date, vesting and/or exercise as the Company may establish from time to time for reasons of administrative convenience. If the Committee determines, in its absolute discretion, that one or more of the preceding conditions will not be satisfied, the Company automatically will be relieved of any liability with respect to the failure to issue the Shares, cash or other property as to which such requisite authority will not have been obtained.

16.7 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16.8 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Appendix B

APPLIED MATERIALS, INC.

SENIOR EXECUTIVE BONUS PLAN

(March 6, 2012 Restatement)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Applied Materials, Inc. having established the Applied Materials, Inc. Senior Executive Bonus Plan (the “Plan”) effective as of September 23, 1994, and having subsequently amended and restated the Plan, hereby amends and restates the Plan effective as of March 6, 2012. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of March 6, 2012 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2012 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company sponsored plans.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Cash Flow” means as to any Performance Period, cash generated from business activities.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. The Committee shall consist of no fewer than two (2) members of the Board.

2.8 “Company” means Applied Materials, Inc., a Delaware corporation.

2.9 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or attainment of customer ratings.

2.10 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.11 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.12 “Earnings Per Share” means as to any Performance Period, the Company’s Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding for the Performance Period.

2.13 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.14 “Fiscal Year” means the fiscal year of the Company.

2.15 “Intentional Misconduct” means a Participant’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Participant at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Participant’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that a Participant’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Participant at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Participant or (ii) differing views or opinions may apply.

2.16 “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).

2.17 “Market Share” means as to any Performance Period, the percentage of a market segment with respect to one or more products or services.

2.18 “Maximum Award” means as to any Participant for any Fiscal Year, $5 million. The Maximum Award is the maximum amount which may be paid to a Participant for or in any Fiscal Year.

2.19 “Operating Profit” means as to any Performance Period, the difference between revenue and related costs of products sold and operating expenses, excluding income derived from other sources and before other income deductions.

2.20 “Participant” means as to any Performance Period, an officer of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.21 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.22 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Earnings Per Share, (d) Margin, (e) Market Share, (f) Operating Profit, (g) Product Development and Quality, (h) Profit, (i) Return on Capital, (j) Return on Equity, (k) Revenue, and (l) Total Shareholder Return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.23 “Performance Period” means any Fiscal Year (or period of four (4) consecutive Fiscal Quarters) or such other period longer than a Fiscal Year but not longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods at any one time.

2.24 “Product Development and Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the design, creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design or use specifications or requirements not to exceed specified defect levels.

2.25 “Profit” means as to any Performance Period, income.

2.26 “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all of its Affiliates after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service with the Company is not less than seventy (70), or (b) obtaining at least sixty-five (65) years of age.

2.27 “Return on Capital” means as to any Performance Period, Profit divided by invested capital.

2.28 “Return on Equity” means as to any Performance Period, the percentage equal to Profit divided by stockholder’s equity.

2.29 “Revenue” means as to any Performance Period, net sales.

2.30 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.31 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.32 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.33 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price, including treatment of dividends as determined by the Committee) of a share of the Company’s common stock.

2.34 “Years of Service” means the number of months (or a fraction thereof) from a Participant’s latest hire date with the Company or its Affiliate to the date in question, divided by twelve (12). The Participant’s latest hire date will be determined after giving effect to the non-401(k) plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such policy may be amended, revised or superseded from time to time.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become officers during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an officer who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the end of a Performance Period for a reason other than Retirement, Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Performance Period, and (c) the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Actual Award in accordance with Section 4.5 below.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than the fifteen (15th) day of the third (3rd) month after the end of the Fiscal Year in which such Performance Period ended. In addition, if the relevant Performance Period exceeds one Fiscal Year, the payment of each Actual Award for such Performance Period shall be made within the time period set forth in the prior sentence, but in all events after the end of the Performance Period but on or before December 31 of the calendar year in which the Performance Period ends.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in restricted stock granted under the Company’s Employee Stock Incentive Plan. The number of shares granted shall be determined by dividing the cash amount foregone by the fair market value of a share on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall mean the closing price on the NASDAQ Global Select Market /National Market for the day in question. Any restricted stock so awarded shall vest over the period determined by the Committee, which shall in no event be a period of more than four years, subject to acceleration for termination of employment due to death, Disability, or Retirement.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a completed Performance Period, the Actual Award shall be paid to his or her estate.

4.5 Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Actual Award, if (a) the Participant is or was a Section 16 Officer during the applicable Performance Period, and (b) the Participant deliberately engaged in Intentional Misconduct that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of the Actual Award, if any, that a Participant may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the after-tax portion of the Actual Award that was (1) in excess of the Actual Award he or she would have received had the Company’s financial results been calculated under the restated financial statements, and (2) paid within the period beginning on the date the Committee determines the Actual Award (in accordance with Section 3.5 of the Plan) and ending on the date that is twelve (12) months after the original filing of the financial statement that subsequently was restated.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Human Resources and Compensation Committee of the Board.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which officers shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by officers who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

5.5 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

6.9 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

3225 OAKMEAD VILLAGE DRIVE

P.O. BOX 58039, M/S 1241

SANTA CLARA, CA 95054

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APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2012 Proxy Statement and then follow these easy steps:

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If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on March 4, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M40182-P19374-Z57018	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MATERIALS, INC.

The Board of Directors unanimously recommends you vote FOR all of the nominees listed below and FOR proposals 2 through 5:

1.     Election of Directors

Nominees	For	Against	Abstain

1a. Aart J. de Geus	☐	☐	☐

1b. Stephen R. Forrest	☐	☐	☐

1c. Thomas J. Iannotti	☐	☐	☐

1d. Susan M. James	☐	☐	☐

1e. Alexander A. Karsner	☐	☐	☐

1f. Gerhard H. Parker	☐	☐	☐

1g. Dennis D. Powell	☐	☐	☐

1h. Willem P. Roelandts	☐	☐	☐

1i. James E. Rogers	☐	☐	☐

1j. Michael R. Splinter	☐	☐	☐

1k. Robert H. Swan	☐	☐	☐

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		For	Against	Abstain

2.	To approve the amended and restated Employee Stock Incentive Plan.	☐	☐	☐

3.	To approve the amended and restated Senior Executive Bonus Plan.	☐	☐	☐

4.	To approve, on an advisory basis, the compensation of Applied Materials’ named executive officers.	☐	☐	☐

5.	To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2012.

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 6, 2012: Notice, Proxy Statement and Annual Report with Form 10-K are available electronically at www.proxyvote.com.

M40183-P19374-Z57018

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 6, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 6, 2012 at 8:00 a.m. Singapore Time at Applied Materials, Inc.’s Singapore offices at Eight Upper Changi Road North, Singapore 506906, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK INCENTIVE PLAN (PROPOSAL 2), FOR THE APPROVAL OF THE AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN (PROPOSAL 3), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 4), AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012 (PROPOSAL 5).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval of the amended and restated Employee Stock Incentive Plan (Proposal 2), for the approval of the amended and restated Senior Executive Bonus Plan (Proposal 3), for the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 4), and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 5). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)